SECOND AMENDED AND RESTATED HOTEL GROUND LEASE

                  (THE RITZ-CARLTON, KAPALUA)

                            BETWEEN

              MAUI LAND & PINEAPPLE COMPANY, INC.
                            (LESSOR)

                              AND

              RCK HAWAII, LLC dba RCK HAWAII-MAUI
                            (LESSEE)














                    TABLE OF CONTENTS

I  DEFINITIONS									 1

     1.1  USE OF DEFINED TERMS						 1
     1.2  TERM									 2
     1.3  DEFINED TERMS								 2
 		a.   ADDITIVE CHANGE ORDER			 	 	 2
		b.   AFFILIATE						 	 2
		c.   AFFILIATED CONCESSIONAIRE			 	 2
		d.   AIA GENERAL CONDITIONS				 	 2
		e.   AMENDMENT AND RESTATEMENT OF TENNIS
		     OPERATING AGREEMENT					 2
 		f.   ANNUAL STATEMENT						 3
           	g.   BEST OFFER						 	 3
		h.   BEST OFFER ENTITY					 	 3
		i.   BEST OFFER ENTITY REVIEW PERIOD		 	 3
		j.   CHANGE ORDERS					 	 3
		k.   COMMENCEMENT OF CONSTRUCTION			 	 3
		l.   COMPLETED AND COMPLETION				 	 3
		m.   CONCESSIONAIRE 						 3
		n.   CONSTRUCTION   					 	 3
		o.   DECLARATION OF COVENANTS, CONDITIONS, AND
		     RESTRICTIONS					 	 	 3
		p.   ESTIMATED MONTHLY PERCENTAGE RENT  		 	 4
            q.   FORECLOSURE						 	 4
            r.   GOLF COURSE USE AGREEMENT                   	 4
		s.   GROSS ANNUAL PERCENTAGE RENT  			 	 4
		t.   GROSS REVENUES 					 	 4
		u.   HOTEL     						 	 4
		v.   HOTEL OPERATING AGREEMENT     			 	 4
		w.   HOTEL OPERATOR 					 	 4
		x.   HOTEL ROOM     					 	 4
		y.   INITIAL LEASE DATE  				 	 4
		z.   INSTITUTIONAL LENDER     			 	 5
		aa.  JOINT MAI 						 	 5
		bb.  KAPALUA RESORT AREA 				 	 5
		cc.  KMA  							 	 5
		dd.  KRA  							 	 5
		ee.  KRA ADVERTISING     				 	 5
		ff.  LAND 							 	 5
		gg.  LEASE YEAR, RENTAL YEAR AND YEAR   		 	 5
		hh.  LEASEHOLD MORTGAGE FORECLOSURE PURCHASER   	 5
		ii.  LEASEHOLD MORTGAGEES       			 	 5
		jj.  LESSEE'S MAI   						 5
		kk.  LESSEE'S REVIEW PERIOD  					 5
		ll. 	LESSOR MORTGAGE     				 	 6
		mm.  LESSOR'S COST OF MONEY   			 	 6
		nn.  LESSOR'S MAI   					 	 6
		oo.  MAUI LAND & PINEAPPLE, INC.'S OFFER     	 	 6
		pp.  MORTGAGEE 						 	 6
		qq.  NEW LEASE 						 	 6
		rr.  OFF-SITE IMPROVEMENTS    			 	 6
		ss.  OFF-SITE PARKING SPACES  			 	 6
		tt.  PERSON    						 	 6
		uu.  PLANS     						 	 6
		vv.  PRECONDITIONS FOR CONSTRUCTION     		 	 6
		ww.  PREMISES  						 	 6
		xx.  QUALIFIED PURCHASER 					 6
		yy.  QUIET HOURS    					 	 7
		zz.  RC'S OFFER     					 	 7
		aaa.  RECORD AND FILE     				 	 7
		bbb.  TENNIS CENTER  					 	 7
		ccc.  TENNIS SITE    					 	 7
		ddd.  TERM 							 	 7
		eee.  THIRD PARTY OFFER   				 	 7
		fff.  THIRD PARTY SALE AGREEMENT   			 	 7

ARTICLE II  DEMISE AND QUIET ENJOYMENT; INTERRELATIONSHIP OF
INTERESTS										 7
      2.1  	DEMISE                                              	 7
      2.2 	QUIET ENJOYMENT                                      	 7
      2.3  	INTERRELATIONSHIP OF INTERESTS                         8

ARTICLE III  RENTAL								 8
      3.1  	LESSEE TO PAY NET RENT						 8
      3.2  	GROSS REVENUES							 8
      3.3  	MINIMUM RENT							 9
      3.4 	PERCENTAGE RENT ("GROSS ANNUAL PERCENTAGE RENT"		 9
              a.  JANUARY 1, 1995 THROUGH DECEMBER 31, 1998		 9
		  b.  JANUARY 1, 1999, THROUGH DECEMBER 31, 2094	 9
		  c.  RECORDS AND ANNUAL STATEMENT				10
		  d.  ACCOUNTING METHOD						11
      3.5 	ACCESS TO GUEST LISTS						11
      3.6  	GROSS EXCISE TAX							11
      3.7  	PAYMENT                                            	12
              a.  PERCENTAGE RENT						12
		  b.  CURRENCY; AGENT						12
      3.8  	LATE PAYMENT                                      	12
      3.9  	OFF-SITE IMPROVEMENTS                              	12

ARTICLE IV  CONSTRUCTION OF IMPROVEMENTS					12
      4.1  	CONSTRUCTION REQUIREMENTS					12
              a.  LESSOR'S APPROVAL                               13
		  b.  LESSEE'S NOTIFICATION OF ARCHITECT AND
			CONTRACTOR 							13
      4.2  	PRE-CONDITIONS FOR CONSTRUCTION                     	13
              a.  PERFORMANCE AND PAYMENT BONDS                   13
		  b.  GOVERNMENTAL APPROVALS   		  		13
		  c.  FINANCING COMMITMENTS    				13
		  d.  CONSTRUCTION LIABILITY INSURANCE           	14
      4.3  	CHANGE ORDERS                                     	14
      4.4  	FORCE MAJEURE                                  		14
      4.5  	MINIMUM INTERFERENCE DURING CONSTRUCTION       		15
      4.6  	RISK OF OBTAINING GOVERNMENTAL APPROVALS FOR
     		CONSTRUCTION                                         	16
      4.7  	DELIVERY OF PLANS AND SPECIFICATIONS UPON COMPLETION	16

ARTICLE V  	FINANCING								16
      5.1	RIGHT TO MORTGAGE                                   	16
      5.2 	NOTICE TO AND RIGHTS OF LEASEHOLD MORTGAGES        	17
      5.3	NEW LEASE IF NO BANKRUPTCY                         	19
      5.4 	CONSENT OF MORTGAGEE                                	20
      5.5 	NO MERGER                                          	20
      5.6	FINANCING BY LESSOR                                	20
      5.7 	[INTENTIONALLY DELETED]                             	20
      5.8	OPTION FOR NEW LEASE IF BANKRUPTCY                  	21
      5.9 	[INTENTIONALLY DELETED]                             	22

ARTICLE VI  INSURANCE								22
      A.   	INSURANCE OF BUILDINGS                              	22
      6.1  	FIRE AND HAZARD INSURANCE                          	22
      6.2  	PAYMENT OF INSURANCE PROCEEDS                      	22
      6.3  	USE OF INSURANCE PROCEEDS                           	22
      6.4  	UNINSURED CASUALTY AND ABATEMENT OF RENT           	23
      B.     LIABILITY INSURANCE                               	24
      6.5  	LESSEE TO OBTAIN LIABILITY INSURANCE               	24
      C.     GENERAL INSURANCE REQUIREMENTS                    	24
      6.6  	POLICY PROVISIONS                                   	24
      6.7  	CERTIFICATES OF INSURANCE                          	25

ARTICLE VII  CONDEMNATION							25
      7.1  	TOTAL CONDEMNATION                                  	25
      7.2  	PARTIAL CONDEMNATION                                	25
              a.  TERMINATION AS TO PORTION                  	25
		  b.  CONTINUED OPERATIONS					26
              c.  TERMINATION OF LEASE                          	26
      7.3  	COMPENSATION AND DAMAGES                            	27
              a.  LAND								27
              b.  IMPROVEMENTS                                    27
      7.4  	CONDEMNATION OF LEASEHOLD INTEREST                	27
      7.5  	LOSS OF BUSINESS DAMAGES                           	27
      7.6  	CONVEYANCE AS CONDEMNATION                         	28

ARTICLE VIII  MAINTENANCE AND USE OF PREMISES				28
      8.1  	TAXES AND ASSESSMENTS                             	28
      8.2  	LESSEE TO PAY ALL RATES AND CHARGES                	29
      8.3  	IMPROVEMENTS REQUIRED BY LAW                       	29
      8.4  	REPAIR AND MAINTENANCE                             	29
      8.5  	OBSERVANCE OF LAWS                                 	30
      8.6  	INSPECTION OF PREMISES                            	30
      8.7  	WASTE AND UNLAWFUL USE                             	30
      8.8  	USE OF PREMISES                                     	30
              a.  OPERATION OF HOTEL                              30
		  b.  HOTEL OPERATING AGREEMENT     			31
		  c.  PROHIBITED USES     					32
		  d.	NUISANCE  							32
      8.9  	LIENS                                               	32
      8.10 	KAPALUA RESORT ASSOCIATION                          	32
      8.11 	KAPALUA MARKETING ASSOCIATION                       	32
      8.12 	VISITOR STATISTICS                                  	33
      8.13 	COVENANT TO OPERATE HOTEL                          	33
      8.14 	NAME OF HOTEL                                       	33

ARTICLE IX  DEFAULT								34
      9.1  	EVENTS AND CONSEQUENCES OF DEFAULT                 	34
              a.  FAILURE TO PAY RENT                             34
		  b.  BREACH OF COVENANT					34
		  c.  ABANDONMENT							34
		  d.  BANKRUPTCY, INSOLVENCY OR TAKING   			34
      9.2	ACCEPTANCE OF RENT NOT WAIVER                       	35
      9.3	LIMITED LIABILITY OF LESSEE.                        	35

ARTICLE X   SURRENDER								35
     10.1   SURRENDER                                           	35

ARTICLE XI  GENERAL PROVISIONS						36
     11.1  	BEACH                                               	36
     11.2   ASSUMPTION OF RISK                                 	36
     11.3	HOLDING OVER                                      	36
     11.4 	ACCEPTANCE OF NEARBY OR ADJACENT LAND USE           	36
              a.  PINEAPPLE AND SIMILAR AGRICULTURAL OPERATIONS	36
		  b.  GOLF COURSES						37
     11.5	NOTICES                                            	37
     11.6	ARTICLE AND PARAGRAPH HEADINGS                      	37
     11.7	ASSIGNMENTS AND SUBLEASES                          	38
     11.8	ATTORNEYS' FEES                                     	44
     11.9	INDEMNITY                                           	44
     11.10	MULTIPLE LESSEES							45
     11.11  NO INCREASE OF LESSEE'S ESTATE				45
     11.12	CALENDAR PERIODS							45
     11.13	INTEREST ON ALL LATE PAYMENTS					45
     11.14  NEITHER LESSOR NOR LESSEE DEEMED DRAFTER			45
     11.15	SUCCESSORS AND ASSIGNS					      46
     11.16	LESSOR'S RIGHT TO SELL FEE					46
     11.17  ENTIRE AGREEMENT							46
     11.18  CONSENT								46
     11.19  AMENDMENT							      46
     11.20  ESTOPPEL CERTIFICATES						46
     11.21  TIME OF THE ESSENCE						46
     11.22  CONVEYANCE AND HOTEL ROOM TAXES				47
     11.23  SHORT-FORM LEASE							47

ARTICLE XII  SPECIAL PROVISIONS						47
     12.1 	LESSEE'S RIGHT OF FIRST REFUSAL				47
              a.  SALE OF FEE SIMPLE TITLE AND/OR LEASE		47
		  b.  SALE OF INTERESTS IN ADDITION TO FEE SIMPLE
			TITLE AND/OR LEASE					48
     12.2 	NON-COMPETITION                                  	49
     12.3 	SIGNAGE                                             	49
     12.4 	NO LICENSE OF BUTTERFLY LOGO                        	49
     12.5 	ADDITIONAL PARKING SPACES                          	49

EXHIBIT "A"    - PREMISES
EXHIBIT "A-1"  - OFF-SITE PARKING MAP
EXHIBIT "A-2"  - TENNIS ACCESS ROADWAY MAP
EXHIBIT "B"    - OFF-SITE IMPROVEMENTS
EXHIBIT "C"    - BUTTERFLY LOGO



			SECOND AMENDED AND RESTATED
                       HOTEL GROUND LEASE

     THIS SECOND AMENDED AND RESTATED LEASE is made effective as of January 31, 2001 (the "Effective Date"), by and between MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation, whose principal place of business is 120 Kane Street, Kahului, Maui, Hawaii, and whose post office address is P.O. Box 187, Kahului, Maui, Hawaii 96732, hereinafter called the "Lessor", and RCK HAWAII, LLC dba RCK HAWAII-MAUI, a Delaware limited liability company, whose principal place of business is 10400 Fernwood Road, Bethesda, Maryland 20817, hereinafter called the "Lessee". This instrument is sometimes referred to herein as "this Lease", and may be referred to as the "Lease."

                      W I T N E S S E T H:

     Whereas, Lessor and NI Hawaii Resort, Inc. entered into that certain unrecorded Hotel Ground Lease dated February 24, 1996, but effective as of January 1, 1996 (the "Hotel Ground Lease"), a Memorandum of which dated February 24, 1996, but effective as of January 1, 1996, was recorded in the Bureau of Conveyances of the State of Hawaii as Document No. 96-046331.

     Whereas, the Hotel Ground Lease was amended by that certain First Amendment of Hotel Ground Lease dated April 15, 1999, recorded as aforesaid as Document No. 99-059178, and by that certain Second Amendment of Hotel Ground Lease dated September 27, 2000, recorded as aforesaid as Document No. 2000-135417.

     Whereas, the Hotel Ground Lease, as amended, was assigned to Lessee by that certain Assignment of Ground Lease dated September
27, 2000, recorded as aforesaid as Document No. 2000-135421.

     Whereas, Lessor and Lessee desire to further amend the Hotel
Ground Lease, as amended, and to restate the Hotel Ground Lease as so amended in its entirety.

     Now Therefore, in consideration of the respective and mutual covenants of Lessor and Lessee and the rent set forth in this Lease below, Lessor and Lessee hereby agree to all of the following terms, conditions and covenants.

                           ARTICLE I

                          Definitions

     1.1 Use of Defined Terms. For purposes of construing and interpreting this Lease, the terms defined in Sections 1.2 and
1.3 when written with initial capital letters in this Lease shall have the meaning given such terms in those sections. The terms defined in Sections 1.2 and 1.3 may be used in the singular or plural or in varying tenses or forms, but such variation shall not affect the meaning of such terms set forth in those sections so long as those terms are written in initial capital letters. When such terms are used in this Lease but are written without initial capital letters, such terms shall have the meaning they have in common usage; provided, however, that where legal, technical or trade terms are used and the context in which such terms are used indicates that such terms are to be given their legal, technical or trade usage meanings, such terms shall be given such legal, technical or trade usage meanings.

     1.2 Term. "Term" shall mean the term of this Lease which shall commence as of January 1, 1996 ("Initial Lease Date") of this Lease, except for Sections 3.1 and 3.4 which shall be effective January 1, 1995, and terminate at midnight on December 31, 2094.

     1.3  Defined Terms.

          a. Additive Change Order. "Additive Change Order" shall have the definition set forth in Section 4.3.

          b. Affiliate. An "Affiliate" of a person or entity is a person or entity that directly or indirectly controls, is controlled by, or is under common control with, such person or entity. The term "control", as used in the immediately preceding sentence means, with respect to an entity that is a corporation, the right to the exercise, directly or indirectly, of more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation, and with respect to a person or entity that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled person or entity.

          c. Affiliated Concessionaire. An "Affiliated Concessionaire" is a Concessionaire in which any one of (i) Lessee, (ii) Lessee's general or limited partners, if any, (iii) Affiliates of Lessee or Lessee's general or limited partners,
(iv) any shareholder of Lessee, of Lessee's general or limited partners or an Affiliate of Lessee or its general or limited partners holding alone or in the aggregate more than twenty-five percent (25%) of the stock of any one such entity, (v) employees or agents of Lessee, Lessee's general or limited partners or Affiliate of Lessee or Lessee's general or limited partners, or
(vi) immediate family members of officers of Lessee, Lessee's general or limited partners, or any Affiliates of Lessee or its general or limited partners, (vii) immediate family members of shareholders owning alone or in the aggregate more than twenty-five percent (25%) of the stock of any one of Lessee, Lessee's general or limited partners or any Affiliate of Lessee or Lessee's general or limited partners or (viii) Affiliates of the persons or entities set forth in clauses (i) through (vii) above, have an ownership-interest, whether equitable or otherwise.

          d.   AIA General Conditions.  The "AIA General
Conditions" shall mean the standard general conditions of the standard form AIA construction agreement.

          e. Amendment and Restatement of Tennis Operating Agreement. The "Amendment and Restatement of Tennis Operating Agreement" shall mean the unrecorded Amendment and Restatement of Tennis Operating Agreement dated January 9, 1996, by and between Lessee, as Owner, and Kapalua Land Company, Ltd., as Operator, as the same may be amended from time to time.

          f. Annual Statement. "Annual Statement" shall have the definition set forth in Section 3.4.

          g. Best Offer. "Best Offer" shall have the definition set forth in Section 11.7.

          h. Best Offer Entity. "Best Offer Entity" shall have the definition set forth in Section 11.7.

          i.   Best Offer Entity Review Period.  "Best Offer
Entity Review Period" shall have the definition set forth in
Section 11.7.

          j. Change Orders. "Change Orders" shall have the definition set forth in Section 4.3.

          k. Commencement of Construction. "Commencement of Construction" shall mean "visible commencement of operations" as that term is defined in Section 507-41 of the Hawaii Revised
Statutes in effect on the date of this Lease.

          l.   Completed and Completion.  A structure,
improvement, building or room which is "Completed" is a structure, improvement, building or room for which a "certificate of occupancy" has been issued by the appropriate governmental authority. The "Completion" of a structure, improvement, building or room shall mean the issuance of a "certificate of occupancy" by the appropriate governmental agency for such structure, improvement, building or room.

          m. Concessionaire. "Concessionaire" shall mean a person or entity, including without limitation a shopkeeper, retailer or provider of services which has entered into a sublease, concession agreement, contract, license or similar agreement with Lessee for the transaction of business on or from the Premises or the operation of the Hotel.

          n. Construction. "Construction" shall have the definition set forth in Section 4.1.

          o. Declaration of Covenants, Conditions, and Restrictions. "Declaration of Covenants, Conditions, and
Restrictions" shall mean the Declaration of Covenants, Conditions, and Restrictions dated September 26, 1990, recorded in the Bureau of Conveyances of the State of Hawaii as Document
No. 90-149096.

          p.   Estimated Monthly Percentage Rent.  "Estimated
Monthly Percentage Rent" shall be the amount computed by multiplying the Gross Revenues for the month by the percentage rate under Section 3.4.

          q. Foreclosure. "Foreclosure" shall mean foreclosure of the lien imposed by a Leasehold Mortgage by power of sale or judicial foreclosure or by deed in lieu of foreclosure or the exercise of remedies under the Leasehold Mortgage which results in the Lessee losing possession of the Property, or which results in a transfer of title to or possession of the Lessee's interest in this Ground Lease. The term "Foreclosure" shall include, without limitation, any one or more of the following events, if they occur in connection with a default under a Mortgage: (i) a transfer by judicial foreclosure; (ii) a transfer by deed or assignment in lieu of foreclosure; (iii) the appointment by a court of a receiver to assume possession of the Premises, and
(iv) a transfer of either ownership or control of the Lessee;

          r. Golf Course Use Agreement. The "Golf Course Use Agreement" shall mean the Amended and Restated Golf Course Use Agreement dated September 27, 2000, by and among Maui Land & Pineapple Company, Inc., NI Hawaii Resort, Inc., and The Ritz-Carlton Hotel Company, L.L.C., a memorandum of which was recorded as aforesaid as Document No. 2000-135418, with respect to golf course use.

          s.   Gross Annual Percentage Rent.  "Gross Annual
Percentage Rent" shall have the definition set forth in Section
3.4.

          t. Gross Revenues. "Gross Revenues" shall have the definition set forth in Section 3.2.

          u. Hotel. "Hotel" shall mean the hotel known as of January 1, 1996 as The Ritz-Carlton, Kapalua, together with lobbies, kitchens, dining rooms, bars, swimming pool, landscaping, parking areas, roadways, walkways and all other facilities and improvements now or hereafter constructed and situated on the Premises.

          v.   Hotel Operating Agreement.  "Hotel Operating
Agreement" shall mean an agreement between Lessee and Hotel
Operator for the operation and management of the Hotel.

          w.   Hotel Operator.  "Hotel Operator" shall mean The
Ritz-Carlton Hotel Company, L.L.C., a Delaware limited liability company, or its successor or successors as permitted by Section
8.8(b).

          x. Hotel Room. "Hotel Room" shall mean the smallest room or combination of rooms in the Hotel which may be rented to overnight guests.

          y. Initial Lease Date. "Initial Lease Date" shall have the definition set forth in Section 1.2.

          z. Institutional Lender. "Institutional Lender" shall mean a foreign or domestic commercial bank, trust company, savings bank, savings and loan association, life insurance company, real estate investment trust, pension trust, pension plan or pension fund, a public or privately-held fund engaged in real estate and/or corporate lending, university endowment fund, grantor trust, investment bank or any other financial institution (or any Affiliate thereof) having a minimum paid up capital (or net assets) of One Hundred Million Dollars ($100,000,000) (or any Affiliate thereof), whether acting for its own account or in a representative, fiduciary or trust capacity, including as trustee in connection with a securitization of commercial mortgage loans or any entity owned by any of the foregoing.

          aa. Joint MAI. "Joint MAI" shall have the definition set forth in Section 12.1.

          bb. Kapalua Resort Area. The "Kapalua Resort Area" shall mean the existing and proposed development of the Kapalua area on Maui, more particularly set forth in Lessor's Master Plan for the Kapalua Resort, as amended from time to time.

          cc.  KMA.  "KMA" shall have the definition set forth in
Section 8.11.


          dd.  KRA.  "KRA" shall have the definition set forth in
Section 8.10.

          ee. KRA Advertising. "KRA Advertising" shall have the definition set forth in Section 3.5.

          ff. Land. "Land" shall mean the land included in the Premises exclusive of any improvements existing at any time on such land.

          gg.  Lease Year, Rental Year and Year.  The terms
"Lease Year," "Rental Year," and "Year" as used herein shall mean a time period of 12 calendar months.

          hh.  Leasehold Mortgage Foreclosure Purchaser.
"Leasehold Mortgage Foreclosure Purchaser" shall have the definition set forth in Section 5.1.

          ii. Leasehold Mortgagees. "Leasehold Mortgagees" shall have the definition set forth in Section 5.1.

          jj. Lessee's MAI. "Lessee's MAI" shall have the definition set forth in Section 12.1.

          kk. Lessee's Review Period. "Lessee's Review Period" shall have the definition set forth in Section 11.7.

          ll. Lessor Mortgage. "Lessor Mortgage" shall have the definition set forth in Section 5.6.

          mm. Lessor's Cost of Money. "Lessor's Cost of Money" for any period during the Term shall mean an annual rate of interest equal to the lesser of: (i) two percent (2%) over the prime interest rate for such period of time, which shall be the prime interest rate then in effect or announced by Manufacturers Hanover Trust Company or any successor thereto or other major national bank directed by Lessor if such bank ceases to announce a prime rate, or (ii) the maximum per annum rate of interest permitted to be charged by then applicable law.

          nn. Lessor's MAI. "Lessor's MAI" shall have the definition set forth in Section 12.1.

          oo.  Maui Land & Pineapple, Inc.'s Offer.  "Maui Land &
Pineapple, Inc.'s Offer" shall have the definition set forth in
Section 11.7.

          pp. Mortgagee. "Mortgagee" shall have the definition set forth in Section 5.8.

          qq. New Lease. "New Lease" shall have the definition set forth in Section 5.8.

          rr. Off-Site Improvements. "Off-Site Improvements" shall have the definition set forth in Section 3.9.

          ss.  Off-Site Parking Spaces.  "Off-Site Parking
Spaces" shall have the definition set forth in Section 12.5.

          tt. Person. "Person" shall mean an individual, partnership, corporation, trust, unincorporated association, joint stock company, or other entity or association.

          uu. Plans. "Plans" shall have the definition set forth in Section 4.1.

          vv.  Preconditions for Construction.  The
"Preconditions for Construction" shall mean all of the conditions set forth in subsections 4.2(a) through 4.2(d).

          ww. Premises. The "Premises" shall mean the land described in Exhibit "A" (including the Tennis Site) attached hereto and incorporated herein by reference and all rights, easements, privileges and appurtenances belonging or appertaining to such land on the date hereof or at any time thereafter.

          xx. Qualified Purchaser. "Qualified Purchaser" shall have the definition set forth in Section 11.7(a).

          yy. Quiet Hours. "Quiet Hours" shall mean the hours between 10 p.m. and 7 a.m. each day.

          zz. RC's Offer. "RC's Offer" shall have the definition set forth in Section 11.7.

          aaa. Record and File. To "Record" a document shall mean to record such document in the Bureau of Conveyances of the State of Hawaii. To "File" a document shall mean to file such document in the Office of the Assistant Registrar of the Land Court of the State of Hawaii.

          bbb. Tennis Center. "Tennis Center" shall mean the approximately ten-court tennis center on the Tennis Site.

          ccc. Tennis Site. "Tennis Site" shall mean that portion of the Premises on which the Tennis Center is built.

          ddd. Term. "Term" shall have the definition set forth in Section 1.2.

          eee. Third Party Offer. "Third Party Offer" shall have the definition set forth in Section 11.7.

          fff. Third Party Sale Agreement.  "Third Party Sale
Agreement" shall have the definition as set forth in Section
11.7.


                           ARTICLE II

                  Demise and Quiet Enjoyment;
                 Interrelationship of Interests

     2.1 Demise. In consideration of the Lessee's agreement to, and acceptance of, the terms, conditions and covenants of this Lease and the rent set forth in this Lease below, Lessor hereby leases the Premises to Lessee for the Term, subject to all of the terms and conditions of this Lease.

     2.2 Quiet Enjoyment. Upon observance and performance by Lessee of the covenants and conditions of this Lease and the Declaration of Covenants, Conditions and Restrictions, Lessor hereby covenants with the Lessee that the Lessee shall peaceably hold and enjoy the Premises for the Term without hindrance or interruption by the Lessor or any other person or persons claiming by, through, or under Lessor except as in this Lease expressly provided.

     2.3 Interrelationship of Interests. The Lessor and the Lessee covenant and agree that the interest of the Lessee in the Hotel on the Premises and the interest of the Lessee in this Lease are not separately transferable by the Lessee. Thus, under no circumstances, may the Hotel be separated from the leasehold interest in the Premises; and the Hotel may only be transferred or encumbered together with the leasehold interest in the Premises; provided that a Lessee may sublet the Premises for tax or other legal compliance reason (such as to comply with restrictions on real estate investment trusts or pension funds). During the Term of this Lease, Lessee shall own all right, title, and interest in and to all improvements on the Premises and shall retain all rights to depreciation deductions and tax credits arising from the ownership of such improvements. However, upon termination of this Lease, title to all improvements in the Premises shall thereupon revert to the Lessor subject to Section 10.1.


                              ARTICLE III

                             Rental

     3.1 Lessee to Pay Net Rent. Throughout the Term, Lessee shall pay to Lessor the annual minimum and percentage rents set forth in Sections 3.3 and 3.4 in the manner set forth in this Article, net of any and all taxes, rates, assessments, charges, impositions, and expenses payable under this Lease and without deductions of any kind whatsoever. Minimum and percentage rent shall not be reduced or abated except as expressly provided in this Lease.

     3.2 Gross Revenues. The term "Gross Revenues" shall mean all revenues, receipts and income of any kind derived directly or indirectly by the Lessee in the form of cash, property or services (i.e., barter, "contra", accounts, and such alternatives to cash payments, which together with property and services, shall be valued at their fair market value) from or in connection with the Hotel or the Tennis Center (including any loss of income insurance proceeds paid to the Lessee or the Lessor in the event of casualty to the Hotel, or as a result of the occurrence of any other event making use of all or a portion of the Hotel impossible or impractical), and rentals or other payments under the Amendment and Restatement of Tennis Operating Agreement and/or the Golf Course Use Agreement, and from any condominium units managed by the Lessee in the Kapalua Resort Area, and from Concessionaires (but not including their gross receipts), whether on a cash basis or credit, paid or collected, determined in accordance with generally accepted accounting principles and Uniform System; excluding, however: (i) funds furnished by the Owner under the Hotel Operating Agreement, (ii) interest accrued on amounts in the reserve under the Hotel Operating Agreement,
(iii) federal, state and municipal excise, sales, use and room taxes collected directly from patrons and guests or as part of the sales price of any foods, services or displays, such as gross receipts, admissions, cabaret or similar or equivalent taxes and paid over to federal, state or municipal governments, (iv) gratuities, (v) proceeds of insurance (excluding loss of income insurance proceeds which shall be included as a part of Gross Revenues) and condemnation, (vi) value of free or any discounted portion of rooms or services under the Amendment and Restatement of Tennis Operating Agreement and/or the Golf Course Use Agreement or complimentary policies of the Hotel approved by the Lessor, (vii) any loan proceeds, and (viii) proceeds from the sale of the Hotel or the improvements and furniture, fixtures and equipment owned by the Lessee.

     When there are Affiliated Concessionaires operating at the Hotel, if the rental rate to any Affiliated Concessionaire is lower than the rental rate which is being charged another third party, non-Affiliated Concessionaires operating a business similar to those of the Affiliated Concessionaires in a location at the Hotel similar to that of the Affiliated Concessionaire, the Gross Revenues from such Affiliated Concessionaire shall be deemed to be the same as the rental rate being charged such other Concessionaire, and Gross Revenues shall be computed as so determined. If there is no third party non-Affiliated Concessionaire operating a similar business in a similar location to that of an Affiliated Concessionaire, then for purposes of determining Gross Revenues, the Gross Revenues from such Affiliated Concessionaire shall be determined according to rental rates that would have been charged to a non-Affiliated Concessionaire in an "arm's length" negotiation to acquire the same concession for the same business in the same location as given such Affiliated Concessionaire.

     Gross Revenues shall be reduced for actual bad debts reasonably determined to be uncollectible by the Lessee, which reduction shall not include payments for any bad debt reserve or sinking fund or similar fund or reserve, for bad debts. If any debts previously deducted as uncollectible shall subsequently be collected, such collected amounts shall be included in Gross Revenues in the fiscal year collected after deducting reasonable collection expenses actually incurred.

     "Gross Revenues" shall be determined on an annual basis, except that in computing Estimated Monthly Percentage Rent, Gross
Revenues shall be determined either just for that month or on a quarterly basis, as the case may be.

     3.3 Minimum Rent. Commencing January 1, 1996, and continuing through the Term of this Lease, no minimum rent shall be paid hereunder.

     3.4  Percentage Rent  ("Gross Annual Percentage Rent").

          a. January 1, 1995 Through December 31, 1998. For each calendar year or portion thereof during the period from January 1, 1995 through December 31, 1998, the percentage rent shall be an amount equal to 2.5% of the Gross Revenues for that year, or a prorated amount for any portion of such year.

          b. January 1, 1999 Through December 31, 2094. For each year during the period from January 1, 1999, through December 31, 2094, the percentage rent shall be an amount equal to 1% of Gross Revenues for that year; provided, however, if the total Gross Revenues for any twelve (12) consecutive calendar months during this period exceeds SIXTY MILLION AND NO/100 DOLLARS ($60,000,000), the percentage rent for the remainder of the Term shall increase, effective the first month following such twelve (12) consecutive months, to an amount equal to 1.5% of Gross Revenues. Lessor and Lessee acknowledge and agree that, prior to the date of this Second Amended and Restated Hotel Ground Lease, such target was achieved and, therefore, the percentage rent payable for each year of the remainder of the Term is 1.5% of Gross Revenues.

          c. Records and Annual Statement. Lessee shall maintain and keep full and accurate records on the Premises of all business under the control of Lessee done or transacted in, upon or from the Premises which may reasonably assist Lessor in determining the percentage rent to be paid by Lessee under this Lease, and shall retain and preserve such records on the Premises(or the Island of Maui) for at least five (5) years after submission of the annual audited statement provided for in this paragraph and permit Lessor upon reasonable advance notice to inspect such records at any and all reasonable times during business hours. Lessor shall also be given access at the Hotel upon reasonable advance notice at any and all reasonable times during business hours to any other books or records of Lessee, and to any other books or records of Concessionaires, including but not limited to Affiliated Concessionaires, that may be necessary to enable Lessor to make a full and proper audit of the Gross Revenues derived from all business done in, upon or from the Premises. The Lessee shall submit to the Lessor on or before the expiration of ninety (90) days following the end of each calendar year of the Term after the commencement of the 1st Rental Year of the Term, a complete statement (the "Annual Statement") audited and signed by a certified public accountant firm of recognized national and industry stature, entirely at Lessee's sole expense; provided, however, Lessor and Lessee agree and acknowledge that Lessee may fulfill such requirement for an audited Annual Statement if Lessee provides to Lessor the audited and signed Annual Statement given by the then current Hotel Operator to Lessee pursuant to the terms of any hotel operating agreement by and between the then current Hotel Operator and Lessee. The Annual Statement shall be certified and signed by an officer of Lessee, showing in reasonable detail satisfactory to the Lessor Gross Revenues, prior to the deductions and exclusions from Gross Revenues permitted under Section 3.2, and a reasonably detailed statement of the deductions and exclusions from Gross Revenues claimed by the Lessee, for the preceding year, and the amount of Gross Annual Percentage Rent due under this Lease for such year. The Lessor agrees to treat all such information, records and reports as confidential and, except in response to a valid court subpoena or proceeding, shall not divulge any of the same to third parties without the prior written consent of the Lessee, which consent may be unreasonably withheld. In addition to the Annual Statement, Lessor shall have the right to audit, at Lessor's expense except as provided in the immediately following sentence, all records of Lessee and Concessionaires relating to the Hotel and the concessions, and statements furnished by the Lessee for purposes of determining percentage rent. If such an audit shall reveal errors or improper entries or similar facts which result in a difference in annual percentage rent exceeding two percent (2%), all costs of such audit shall be borne by the Lessee. The Lessor's right to audit shall include the right to take such steps as are generally deemed proper in auditing practices and shall include the right to audit Concessionaires, including but not limited to Affiliated Concessionaires. Lessee shall cooperate in any audit made by Lessor. After completion of the audit, whichever party is then owing money for an adjusting refund to the other by the audit shall pay the amount shown to be due for such refund by the within fourteen (14) days after completion of the audit by cash payment to Lessor (together with interest in accordance with Section 11.13 from the date the moneys should have been paid) or by credit against the next monthly rents due if to Lessee. Completion of the audit shall be deemed to occur at the time of delivery of the auditor's report to both Lessor and the Lessee. If the Lessor is due an adjusting refund, the Lessee shall pay the same in cash to the Lessor (together with interest in accordance with Section 11.13 from the date the rent adjustment should have been paid) at the time of delivery of the Annual Statement.

          d. Accounting Method. Lessee shall keep its books of account in accordance with generally accepted accounting principles.

     3.5 Access to Guest Lists. Lessee understands that Lessor may desire from time to time to distribute information with respect to the Kapalua Resort Area ("KRA Advertising") to former guests of the Hotel. Lessor understands that (i) Lessee is vitally interested in the image of the Hotel and the Kapalua Resort Area presented to former and prospective guests of the Hotel, and (ii) Lessee's guest lists constitute valuable and confidential trade secrets of Lessee. Accordingly, Lessor shall not be entitled to such guest lists but may require Lessee to distribute, at Lessor's cost, any KRA Advertising to the persons listed on Lessee's guest lists provided that such KRA Advertising consists of advertising and promotion of the Kapalua Resort Area or projects located therein, is of a first-class nature and quality consistent with the Kapalua luxury resort image, and does not refer to any hotel other than the Hotel or to any villa, condominium and/or apartment rental program other than that operated by Lessee. Any questionnaires must be general without naming the Hotel.

     3.6 Gross Excise Tax. In addition to the rents, taxes and all other charges of every description payable hereunder, the Lessee shall pay the Lessor, as additional rent, together with each payment of rent or any other payment required hereunder, an amount equal to the amount of excise taxes payable by the Lessor pursuant to the State of Hawaii General Excise Tax Law, as it may be amended from time to time, or any successor or similar law, assessed or based on gross income of every description actually or constructively received (to the extent taxed) by the Lessor under this Lease, including without limiting the generality of the foregoing: (i) the rents payable hereunder; (ii) any amount directly or constructively received by the Lessor (to the extent so taxed) by reason of payment by the Lessee to the Lessor, governmental agency or others of real property taxes, insurance premiums or any other charges or costs hereunder, (iii) amounts paid to Lessor pursuant to this provision. Said amount payable to Lessor shall take the character of the gross income on which it is based and shall be an amount which, when added to such rental or other payment, shall yield to the Lessor, after deduction of all such tax payable by the Lessor with respect to all such rent and other payments, a net amount equal to that which the Lessor would have realized from such payments had no such tax been imposed.


     3.7  Payment.

          a. Percentage Rent. Annual percentage rent for each year for which such rent is due as provided in Section 3.4 shall be paid in monthly installments of "Estimated Monthly Percentage Rent", computed for each month of such year, due on the 12th day of the month after the month for which the Estimated Monthly Percentage Rent is computed. Any adjusting payments required will be made at the calendar year end at the time of delivery to Lessor of the Annual Statement. If the Lessee is due an adjusting refund from the Lessor, the Lessor will make a like credit against the next monthly rents unless the Lessor disputes the Annual Statement. If the Lessor is due an adjusting refund, the Lessee shall pay the same in cash to the Lessor (together with interest in accordance with Section 11.13 from the date the rent adjustment should have been paid) at the time of delivery of the Annual Statement.

          b. Currency; Agent. All rent and all other charges payable by Lessee under this Lease shall be paid in lawful currency of the United States of America to the Lessor or to such agent as shall be designated by the Lessor in written notice to the Lessee at least twelve (12) days prior to any rent payment due date.

     3.8 Late Payment. If Lessee fails to pay the percentage rent within ten (10) days after such rent is due, Lessor shall be entitled to a "late charge" equal to four percent (4%) of the rent due to compensate Lessor for the administrative burden of handling the late payment of rent. In addition, interest shall be charged on such rent in accordance with Section 11.13.

     3.9  Off-Site Improvements.

     Lessor has completed all off-site improvements described in Exhibit "B" attached hereto and incorporated herein by reference (the "Off-Site Improvements"), all in accordance with applicable government requirements. Lessor and Lessee shall, subject to Lessor's and Lessee's approval, join in any grant of easements which may be necessary to bring any utility services from the boundaries of the Land to the improvements thereon. Lessor expressly acknowledges and agrees that it shall maintain, at Lessor's sole expense, all Off-Site Improvements owned by Lessor.


                           ARTICLE IV

                  Construction of Improvements

     4.1 Construction Requirements. Prior to Commencement of Construction on the Premises of any construction for material extension and/or alterations on the outside dimension of the Hotel in excess of ONE MILLION AND NO/100 DOLLARS ($1,000,000) ("Construction"), Lessee shall comply with all of the conditions set forth in Sections 4.1(a) and 4.1(b) and all of the Preconditions for Construction set forth in Sections 4.2(a) through 4.2(d); provided, however, this section 4.1 shall not apply to any interior additions and/or improvements to the Hotel of THREE MILLION AND NO/100 DOLLARS ($3,000,000) or less, interior renovations, any exterior maintenance, and any furniture, fixtures, and equipment.

          a. Lessor's Approval. Lessee shall inform Lessor of the nature of any Construction which Lessee is then planning to construct on the Premises prior to Commencement of Construction thereof. Lessee shall, prior to commencing any Construction, submit a copy of the layout, location, elevation and renderings ("Plans") for such Construction for Lessor's approval, which shall not be unreasonably withheld. Lessor shall approve or disapprove the Plans within thirty (30) days after Lessee delivers them to Lessor. If Lessee does not receive written disapproval of the Plans within such thirty (30) day period, the Plans shall be deemed approved by the Lessor. If Lessor disapproves in writing of such Plans, Lessor shall, within such thirty (30) day period, give the Lessee in reasonable detail the reasons why.

     All such Plans shall also conform to the provisions of the Declaration of Covenants, Conditions and Restrictions pertaining to the Premises.

          b.   Lessee's Notification of Architect and Contractor.
The Lessee shall notify the Lessor of the identity of the architect and contractor to be utilized for the Construction.

     4.2 Pre-Conditions for Construction. Prior to construction on the Premises of any Construction, Lessee shall comply with all of the conditions set forth in Sections 4.2(a) through 4.2(d)
(the "Preconditions for Construction").

          a. Performance and Payment Bonds. Lessee shall deposit with the Lessor certificates or other satisfactory evidence that the contractor has procured one or more customary payment and performance bonds for a total amount not less than one hundred percent (100%) of the total cost of the Construction, naming the Lessor and Lessee as co-obligees, in customary form and content and with a surety or sureties approved by Lessor and authorized to do business in Hawaii, guaranteeing the full and faithful performance of the construction contract for such construction free and clear of all mechanics' and materialmen's liens and the full payment of all subcontractors, labor and materialmen.

          b. Governmental Approvals. Lessee shall furnish Lessor with evidence (which may be in form of an opinion of counsel reasonably satisfactory to Lessor) that all governmental approvals necessary to commence the construction have been obtained including without limitation the issuance of a building permit for such construction.

          c. Financing Commitments. Lessee shall provide Lessor with a construction budget for proposed construction projects and evidence that there are funds available and committed to Lessee sufficient to pay for one hundred percent (100%) of the total direct and indirect costs of construction of the entire construction. Such evidence may include, but not be limited to, an executed copy of the building loan agreement or its equivalent, and an executed copy of Acceptable Loan Commitments for interim financing for such construction and any permanent financing necessary to permit the Lessee to finance the repayment of the interim loan.

          d. Construction Liability Insurance. In addition to the requirements of part A of Article VI and the requirements of parts B and C of Article VI, beginning with the Commencement of Construction and continuing until all construction is completed, Lessee shall maintain a comprehensive general liability insurance policy in customary form and content and with an insurance company authorized to do business in Hawaii and insuring the Lessor and Lessee against at least all of the following: loss or damage to third parties or their property from excavation, pile driving, loss of subterranean support, boiler explosion as well as all other hazards normally insured against in the construction industry. Prior to the Commencement of Construction, Lessee shall deliver to Lessor certificates of insurance certifying that such insurance is in full force and effect.

     4.3  Change Orders.

          a. Throughout the course of any Construction for which Lessee is required under this Lease to comply with the requirements of Sections 4.1(a) and 4.1(b) above, any proposed substantial and material variation in such Plans previously approved by Lessor shall be made pursuant to supplemental plans and specifications and "change orders", as that term is defined in the AIA General Conditions, and Lessee shall submit for the Lessor's approval in the same manner as in Section 4.1(a) and retention copies of any and all such supplemental plans and specifications and proposed change orders and obtain such approval before undertaking any such Construction.

          b. If the Lessee proposes to enter into an "additive change order" as that term is used in the AIA General Conditions, which additive change order would have the effect of depleting entirely the amount provided for contingencies in the construction budget, then prior to the execution of such additive change order, Lessee shall make funding arrangements reasonably satisfactory to Lessor to fund the additional sums required to cover the amount by which the construction budget, after all contingencies have been depleted or committed, is increased by the additive change order. Lessee must make such funding arrangements reasonably satisfactory to lessor prior to the execution of any such additive change order.

     4.4 Force Majeure. If any performance or condition required to be completed by Lessor or Lessee under the terms of this Lease is delayed by war, riots, insurrection, earthquake, fire, flood, Acts of God, or other similar disaster, by governmental ruling, regulation or law, by strike in the State of Hawaii or on the Island of Maui, or by general transportation or shipping strikes, or by strikes or shortages which affect the delivery of materials critical to construction on the Premises, which conditions are not within such party's control and are not such party's fault, then the time for the completion of such performance or such condition shall be extended by a time period equal to the duration of such delay; provided, however, that the Lessee's obligations to pay any and all sums due under this Lease, including but not limited to percentage rent, shall not be affected by any such extension and the time for payment of such sums shall not be so extended; and provided further, that in no event shall the Term be so extended.

     4.5  Minimum Interference During Construction.

          a. During the portion of the Term while any construction on the Premises is underway, Lessee shall take all steps and precautions reasonably possible to provide that Lessee's construction activities do not interfere with the operation of the Kapalua Resort Area or result in inconvenience to guests, tenants and residents in the Kapalua Resort Area, including but not limited to the following:

               (i) Except under emergency conditions, Lessee shall obtain the Lessor's approval, which approval will not be unreasonably withheld, for any anticipated disruption of water, electricity, sewerage, traffic or other utility services to such guests, tenants or residents at least fourteen (14) days prior to such disruption. Lessee shall minimize the frequency and duration of such disruptions and shall notify (through the Hotel Operator, if a hotel, and through the condominium association, if a condominium project) all affected utility users at least ten
(10) days prior to such disruption.

               (ii) If Lessee's construction activities result in damage to water or sewer lines, electrical systems, streets or other utility systems, Lessee shall immediately notify Lessor of such damage. If such damage occurs, Lessor may either (1) require that Lessee immediately repair such damage at Lessee's sole expense or (2) repair such damage and require that Lessee pay all of Lessor's reasonable expenses. Lessor and Lessee agree that in addition to repair or payment of expenses as set forth in the immediately preceding sentence, if such damage to any utility facilities results in an interruption in utility services not approved and announced as provided in clause (i) above, Lessee shall also pay for such interruption any actual damages incurred.

               (iii)     If piles must be driven during any
construction on the Premises, Lessee shall take all reasonable precautions to reduce noise and shall use the quietest pile driving equipment reasonably available in Hawaii under the then current state of technology and shall engage in such activity only between the hours of 9 o'clock a.m. and 4 o'clock p.m.

               (iv) Lessee shall institute noise and dust controls at all times during the construction to minimize the emission of noise and dust on or from the Premises, including but not limited to observing and requiring compliance with the Lessor's Quiet Hours.

Lessee shall incorporate appropriate provisions in its construction contract to implement the conditions set forth in subsections (i) through (iv) above, including without limitation, a provision requiring that Lessee's contractor comply with Lessee's noise and dust controls. Lessee agrees that Lessee's covenant to indemnify Lessor set forth in Section 11.9 below shall include the indemnification of Lessor for any liability or expenses arising from dust, noise, or utility interruptions caused by construction on the Premises.

          b. If Lessor has any construction activities of its own which affect the Premises, Lessor shall also comply with the provisions of Section 4.5(a).

     4.6 Risk of Obtaining Governmental Approvals for Construction. It is specifically understood and agreed that the risk of obtaining all governmental approvals needed for construction, including but not limited to the risk of down-zoning of the Premises, is on the Lessee. Failure to obtain such approvals and Lessee's resulting inability to construct any improvements shall in no event terminate the Lessee's obligation to make the payments required in this Lease, including but not limited to the obligation for rent, or extend the time for or reduce the amount of any rental or other payment due under the Lease.

     4.7 Delivery of Plans and Specifications Upon Completion. After completion of any construction on the Premises required to be made under the Preconditions for Construction, Lessee shall provide Lessor with a copy of a complete set of plans and specifications for the entirety of such construction certified by a licensed professional architect as showing the completed construction "as built", all at Lessee's sole expense.


                           ARTICLE V

                            Financing

     5.1  Right to Mortgage.

          a. Lessee may, from time to time, with the consent of Lessor, which consent shall not be unreasonably withheld, hypothecate, mortgage, pledge or alienate Lessee's leasehold estate and rights hereunder, and/or may cause a pledge of its shares or other ownership interests, as security for payment of any indebtedness of Lessee. Lessor's consent shall be deemed to be given for any hypothecation, mortgage, pledge or alienation of Lessee's leasehold estate and rights hereunder, and/or pledge of Lessee's shares or other ownership interests, as security for payment of any indebtedness of Lessee, to an Institutional Lender, so long as the indebtedness to be thereby secured, together with any other then-existing indebtedness of Lessee, does not exceed eighty-five percent (85%) of the fair market value at such time of the Hotel and Lessee's rights hereunder; provided, however that in no event may the aggregate principal amount of mortgages encumbering Lessee's leasehold estate outstanding at the time of granting of any such mortgage, exceed eighty percent (80%) of the fair market value at such time of the Hotel and Lessee's rights hereunder. The holder or holders of any such lien or pledge shall be referred to herein as "Leasehold Mortgagees".

          b. A Leasehold Mortgagee or its assignee may enforce its mortgage, lien or pledge and acquire title to the leasehold estate or ownership or control of Lessee in any lawful way and, pending Foreclosure of such lien, the Leasehold Mortgagee or its assigns may take possession of and operate the Premises, performing all obligations to be performed by Lessee. Upon Foreclosure of such lien, the Leasehold Mortgagee or any wholly owned affiliate of the Leasehold Mortgagee may purchase or acquire the leasehold estate and rights hereunder or the stock or other ownership interests of Lessee (the Leasehold Mortgagee or any such affiliate thereof being hereinafter referred to as a "Leasehold Mortgagee Foreclosure Purchaser"), without the consent of the Lessor and without any obligation to comply with the provisions of Section 11.7(d) hereof, provided that the Leasehold Mortgagee Foreclosure Purchaser must meet the requirements of
Section 11.7(a) clauses (i), (ii), (iii) and (iv) if foreclosing on the mortgage on the leasehold estate and meet the requirements of Section 11.7(a) clauses (i), (ii) and (iii) if foreclosing on a pledge of the stock or other ownership interest of Lessee. After completion of Foreclosure, a Leasehold Mortgagee Foreclosure Purchaser may sell and assign the leasehold estate hereby created and the rights of Lessee hereunder, or ownership or control of Lessee, but any purchaser or assignee must meet the requirements Section 11.7(a) clauses (i), (ii), and (iii) and, if transferring the leasehold estate, clause (iv) and any such sale which occurs more than twelve (12) months after completion of Foreclosure must comply with the provisions of Section 11.7(d) and any such sale or transfer prior to twelve months after completion of Foreclosure shall not be subject to the provisions of Section 11.7(d). In addition, upon Foreclosure of a Leasehold Mortgage, a purchaser or transferee which is not the Leasehold Mortgagee or a wholly-owned affiliate of a Leasehold Mortgagee shall not be subject to the provisions of Section 11.7(d) hereof, but any future sale or transfer by such purchaser or transferee shall be subject to Section 11.7 (d) hereof. Any Leasehold Mortgagee Foreclosure Purchaser acquiring such leasehold estate shall be liable to perform the obligations imposed on Lessee by this Lease only during the period such Person has ownership of said leasehold estate or possession of the Premises.

     5.2  Notice to and Rights of Leasehold Mortgages.

          a. When giving notice to Lessee with respect to any default hereunder, Lessor shall also serve a copy of each such written notice upon any Leasehold Mortgagee who shall have given Lessor a written notice specifying its name and address. If Lessee shall default in the performance of any of the terms, covenants, agreements and conditions of this Lease on Lessee's part to be performed, any Leasehold Mortgagee shall have the right, within the grace period available to Lessee for curing such default, plus such additional grace periods which may be allotted to the Leasehold Mortgagee, to cure or make good such default or to cause the same to be cured or made good whether the same consists of the failure to pay rent or the failure to perform any other obligation and Lessor shall accept such performances on the part of any Leasehold Mortgagee as though the same had been done or performed by the Lessee.

          b. In case of a default by Lessee in the payment of money, Lessor will take no action to effect a termination of this Lease by reason thereof unless such default has continued beyond forty (40) days after Lessor shall have served a copy of such written notice upon Lessee and any Leasehold Mortgagee, it being the intent hereof and the understanding of the parties that any Leasehold Mortgagee shall be allowed up to, but not in excess of, forty-five (45) days to cure any default of Lessee in the payment of rent or in the making of any other monetary payment required under the terms of this Lease in addition to the ten (10) days granted to Lessee to make such payments.

          c. In the case of any other default by Lessee, Lessor will take no action to effect a termination of this Lease by reason thereof unless Lessee or any Leasehold Mortgagee fails, within forty-five (45) days after written notice from Lessor to any Leasehold Mortgagee of Lessor's intention to terminate the
Lease:

               (i) to commence to cure such default, if such default is susceptible of being cured by the Leasehold Mortgagee without the Leasehold Mortgagee obtaining possession of the Premises;

               (ii) to commence and diligently pursue efforts to obtain possession of the Premises (including possession by a receiver) and to cure such default in the case of a default which is susceptible of being cured when the Leasehold Mortgagee has obtained possession thereof; or

               (iii) to institute foreclosure proceedings and to complete such foreclosure proceedings or otherwise acquire Lessee's interest under this Lease, or the right of possession hereunder, with reasonable and continuous diligence in the case of a default which is not so susceptible of being cured by the Leasehold Mortgagee, provided it is the intention hereof and the understanding of the parties that any Leasehold Mortgagee shall be allowed up to, but not in excess of, forty-five (45) days in addition to the time period granted to Lessee pursuant to Section 9.1(b) to commence action under Sections 5.2(c)(i)-(iii); and provided, further, that a Leasehold Mortgagee shall not be required to continue such possession or continue such foreclosure proceedings if the default which prompted the service of such a notice has been cured.

          d. The time available to a Leasehold Mortgagee to initiate foreclosure proceedings as aforesaid shall be deemed extended by the number of days of delay occasioned by judicial restriction against such initiation or occasioned by other circumstances beyond the Leasehold Mortgagee's control.

          e. During the period that a Leasehold Mortgagee shall be in possession of the Premises and/or during the pendency of any foreclosure proceedings instituted by a Leasehold Mortgagee, the Leasehold Mortgagee shall pay or cause to be paid the rent specified in Article III above and all other charges of whatsoever nature payable by Lessee hereunder which have been accrued and are unpaid and which will thereafter accrue during said period. Following the acquisition of Lessee's leasehold estate by the mortgagee or a Qualified Purchaser, either as a result of foreclosure or acceptance of an assignment in lieu of foreclosure, or the right of possession hereunder, the Leasehold Mortgagee or party acquiring title to Lessee's leasehold estate shall, as promptly as possible, commence the cure of all defaults (other than money defaults, it being understood that any such money defaults would have already been cured and that thereafter all rent and other money items would be kept current) hereunder to be cured and thereafter diligently process such cure to completion, except such defaults which cannot in the exercise of reasonable diligence be cured or performed by the Leasehold Mortgagee or party acquiring title to Lessee's leasehold estate, whereupon Lessor's right to effect a termination of this Lease based upon the default in question shall be deemed waived. Any default not susceptible of being cured by the Leasehold Mortgagee or party acquiring title to Lessee's leasehold estate shall be, and shall be deemed to have been waived by Lessor upon completion of the foreclosure proceedings or acquisition of Lessee's interest in this Lease by any Qualified Purchaser (who may, but need not be, the Leasehold Mortgagee) at the foreclosure sale, or who otherwise acquires Lessee's interest from the Leasehold Mortgagee or by virtue of a Leasehold Mortgagee's exercise of its remedies. Any such purchaser, or successor of purchaser, shall be liable to perform the obligations imposed on Lessee by this Lease incurred or accruing only during such purchaser's or successor's ownership of the leasehold estate or possession of the Premises.

          f. Nothing herein shall preclude Lessor from exercising any of Lessor's rights or remedies with respect to any other default by Lessee during any period of any such forbearance, subject to the rights of any Leasehold Mortgagee as herein provided.

          g. All notices by Lessor to Leasehold Mortgagees shall be given by registered or certified mail, return receipt requested, addressed to the Leasehold Mortgagees at the address last specified to Lessor by the Leasehold Mortgagees, and any such notice shall be deemed to have been given and served as provided in Section 11.5.

          h. If two or more Leasehold Mortgagees each exercise their rights hereunder and there is a conflict which renders it impossible to comply with all such requests, the Leasehold Mortgagee whose Leasehold Mortgage would be senior in priority if there were a foreclosure shall prevail. If any Leasehold Mortgagee pays any rental or other sums due hereunder which relate to periods other than during its actual ownership of the leasehold estate, such Leasehold Mortgagee shall be subrogated to any and all rights which may be asserted against Lessor with respect to such periods of time.

     5.3 New Lease if No Bankruptcy. If this Lease is terminated or cancelled for any reason where the Leasehold Mortgagee has not been given an opportunity to cure pursuant to
Section 5.2 and if Section 5.8 below is not applicable, any mortgagee shall have the right, within thirty (30) days after the receipt of notice of such termination, to demand a new Lease covering the Premises for a term to commence on the date of procurement by Lessor of possession of the Premises and to expire on the same date as this Lease would have expired if it had otherwise continued uninterrupted until its scheduled date of termination, and containing all of the same rights, terms, covenants, considerations, unexpired options, and obligations as set forth in this Lease. Such new lease shall be executed and delivered by Lessor to the Leasehold Mortgagee within thirty (30) days after receipt by Lessor of written notice from the Leasehold Mortgagee of such election and upon payment by the Leasehold Mortgagee of all sums owing by Lessee under the provisions of this Lease (less any rent and other income actually collected by Lessor in the meantime from subtenants or other occupants of the Premises) and upon performance by the Leasehold Mortgagee of all other obligations of Lessee under the provisions of this Lease with respect to which performance is then due and which are susceptible of being cured by a Leasehold Mortgagee. After such termination of this Lease and prior to the expiration of the period within which the Leasehold Mortgagee may elect to obtain such new lease from Lessor, Lessor shall refrain from terminating any existing subleases and from executing any new subleases without the prior written consent of all Leasehold Mortgagees, and Lessor shall account to the Leasehold Mortgagee for all rent collected from subtenants during such period. Any new lease granted to a Leasehold Mortgagee shall enjoy the same priority as this Lease over any mortgage or other lien created by Lessor, in its capacity as Lessor, before or after the date of such new lease.

     5.4 Consent of Mortgagee. Without the prior written consent of all Leasehold Mortgagees, neither this Lease nor the leasehold estate created by this Lease shall be surrendered, cancelled, modified or amended (except with respect to termination pursuant to any eminent domain proceedings concerning the whole of the Premises, as provided in Article VII below), unless the mortgagee has had an opportunity to cure any default of Lessee pursuant to Section 5.2 and has failed to do so. No agreement purporting to surrender, cancel, terminate, modify or amend this Lease without such consent shall be valid or effective.

     5.5  No Merger.   No merger of Lessee's leasehold estate
into Lessor's fee title shall result or be deemed to result by reason of ownership of Lessor's or Lessee's estates by the same party or by reason of any other circumstances, without the prior written consent of the Leasehold Mortgagee, unless such merger results from a default by Lessee where the Leasehold Mortgagee has been given an opportunity to cure and has failed to do so.

     5.6 Financing by Lessor. Any mortgage made by Lessor (referred to herein as "Lessor Mortgage") covering its interest in the Premises shall be subject to the rights of Lessee and any Leasehold Mortgagees in the Premises, as set forth in this Lease. Lessor agrees that any such Lessor Mortgage shall include a clause stating that such Lessor Mortgage is so subject as set forth above, but any such Lessor Mortgage shall automatically be subject to this Lease regardless of whether or not any such clause is in fact included in such Lessor Mortgage. The basic substance of the foregoing provisions shall be included in the short form Lease described in Section 11.23. If any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any Lessor Mortgage or if Lessor sells, conveys or otherwise transfers its interest in the Premises, Lessee hereby agrees to attorn to whatever party legally succeeds to the interest of Lessor in the Premises.

     5.7  [Intentionally deleted]


     5.8  Option for New Lease if Bankruptcy.

          a. If there is an actual or deemed rejection of the Lease (or of the new lease hereinafter described), under any provision of the Bankruptcy Code (Title 11, United States Code) or any successor law having similar effect, which results in a termination of the Lease (or such new lease), Lessor agrees that the senior leasehold mortgagee (the "Mortgagee") shall have the right, for a period of sixty (60) days subsequent to such termination, to demand from Lessor a new lease of the Premises (the "New Lease"). The New Lease shall be for a term commencing on the date the Lease was terminated and expiring on the date stated in the Lease as the fixed date for the expiration thereof. The rental and all provisions, covenants and conditions of the New Lease shall be the same as the rental, provisions, covenants and conditions of the Lease as of the date of termination thereof, except that the liability of the Mortgagee under the New Lease shall not extend beyond the period of its occupancy thereunder. As the Lessee under the New Lease, the Mortgagee (with respect to the Lessor) shall have the same right, title and interest in and to the buildings and improvements on the Premises as the Lessee had under the Lease immediately prior to its termination.

          b. If the Mortgagee shall elect to demand such New Lease, the Mortgagee shall, within such period, deliver written notice to the Lessor of such election; and thereupon, within fifteen (15) days thereafter, the Lessor and the Mortgagee shall execute and deliver such New Lease upon said term, rental, provisions, covenants and conditions, and the Mortgagee shall, at the time of the execution and delivery of such New Lease, pay to the Lessor all rental, charges, and taxes, owing by the Lessee to the Lessor under the terms of the Lease immediately prior to the termination of the Lease together with reasonable attorneys' fees and expenses incurred by the Lessor in connection with the rejection and termination of the Lease and the preparation, execution and delivery of the New Lease, and all rentals, charges and taxes owing by the Mortgagee, as lessee under such New Lease. The Mortgagee shall also indemnify and hold the Lessor harmless from and against all claims, damages, losses and expenses, including reasonable attorneys' fees arising out of or in connection with the termination of the Lease and the issuance of the New Lease. The Lessor may, at its option, require the Mortgagee to obtain an appropriate order from the Bankruptcy Court.

          c. The Lessor shall be under no obligation to accept rent from or otherwise agree to an attornment from any subtenants of the Premises whose rental agreements or subleases shall have terminated upon the termination of the Lease. If the Mortgagee demands such New Lease as provided herein, the New Lease will be issued by Lessor subject to (and together with a quitclaim assignment of Lessor's interests in) any and all subleases or rights or tenants in possession and the Mortgagee shall have the rights and obligations as landlord or sublessor with respect to such sublessees or tenants and the same obligations to indemnify and hold the Lessor harmless from any and all expenses connected with and Claims from such sublessee or tenants, as the Lessee had under the Lease (to the same extent and effect as if the Lease had been assigned to the Mortgagee). The Mortgagee shall be given credit for any net rents and income actually collected and accepted by the Lessor from such sublessees or tenants of the Premises.

          d. Any and all mortgages, or other lien, on the Lessor's interest in the Premises, subsequent to the date of filing or recording, to the extent permitted by law, shall be subject and subordinate to this Lease. Any New Lease issued pursuant to the provisions hereof, to the extent permitted by law, shall be superior and prior to any such mortgage or other lien.

     5.9  [Intentionally Deleted]


                           ARTICLE VI

                           Insurance

     A.   Insurance of Buildings.

     6.1 Fire and Hazard Insurance. In order to secure the rents due the Lessor, the Lessee shall, at its own expense, at all times during the Term keep all buildings, other improvements and fixtures, by whomsoever installed or constructed, existing on the Premises on the date of the Lease or at any time thereafter, insured against (a) the "all risks" coverage (including, if available and without exorbitant costs, earthquake, flood, boiler, machinery, and war insurance), and (b) such other hazards or risks which are covered by customary insurance by similar hotels in the area (including the Kaanapali area of Maui). All such insurance shall be in an amount equal to the full replacement cost of such buildings, improvements and fixtures without deduction for depreciation, with an "agreed amount endorsement" and with an "inflation guard" endorsement. All such insurance shall be with an insurance company or companies authorized to do business in Hawaii, naming Lessor, any mortgagee of Lessor, and any mortgagee of Lessee, as additional insureds as their interests may appear. Loss shall be adjusted with Lessee.

     6.2 Payment of Insurance Proceeds. Every policy of the insurance described in Section 6.1 shall be issued to cover and insure all the several interests in the buildings, improvements, fixtures and rent required to be insured in Section 6.1 of the Lease, the Lessor and any Mortgagees under any mortgage of this Lease, as their respective interests are defined in this section below, and shall be made payable in case of loss or damage to the respective parties as their interests may appear. The respective interest of the Lessor, the Lessee and any Mortgagees in any proceeds of the insurance required in Section 6.1 above payable for insured loss or damage shall be fixed and determined as of the date of such loss or damage.

     6.3 Use of Insurance Proceeds. In case the buildings, improvements or fixtures required to be insured in Section 6.1 or any part thereof shall be destroyed or damaged by fire or such other casualty required to be insured against, then and as often as the same shall happen, all proceeds of such insurance shall be available for and used with all reasonable dispatch by the Lessee in rebuilding, repairing, replacing or otherwise reinstating the buildings, improvements or fixtures so destroyed or damaged in a good and substantial manner according to the plan and elevation thereof, or according to such modified plan as shall be approved under Section 4.1(a), and to pay the rent due the Lessor. If the available insurance proceeds shall be insufficient for rebuilding, repairing, replacing or otherwise reinstating such buildings, improvements or fixtures in the manner provided in this section above, then the Lessee shall provide the balance of all funds required to completely rebuild, repair, replace or otherwise reinstate such buildings, improvements or fixtures. Lessee shall undertake promptly to reinstate the building or buildings, or portions thereof, so destroyed or damaged according to the original plan and elevation thereof, or according to such modified plan as shall be approved by Lessor pursuant to Section 4.1(a). If a casualty under this Section 6.1 shall occur in the last ten (10) years of the Term of this Lease, the Lessee shall have the option of notifying the Lessor that the Lessee does not intend to rebuild the buildings, improvements, or fixtures so destroyed, but rather elects to terminate the Lease as of the date of the casualty, by giving Lessor written notice at least thirty (30) days after the date of the casualty, and then Lessee will, at its own expense, pay all real property taxes and any assessments then outstanding and shall pay over all insurance proceeds to the Lessor, except if requested by Lessor, Lessee shall use the insurance proceeds to promptly remove from the Premises, all buildings, improvements and trade fixtures, and restore the Land then remaining to good, orderly and sanitary condition and even grade, and upon so doing the Lessee shall then surrender any remaining balance of the insurance proceeds (if any), surrender this Lease and Lessee shall be relieved of further performance under this Lease. If the available insurance proceeds shall be insufficient, then Lessee shall provide the balance of all funds required to remove from the Premises, all buildings, improvements and trade fixtures, and restore the Land then remaining to good, orderly and sanitary condition and even grade.

     6.4 Uninsured Casualty and Abatement of Rent. If a portion of the Hotel, as it exists from time to time, the value of which exceeds ten percent (10%) of the value of the entire Hotel, shall be rendered untenantable by casualty not required by this Lease to be insured against, Lessee shall not have any obligation to rebuild, repair or otherwise reinstate such buildings. If Lessee shall undertake to reinstate the building or buildings, or portions thereof, so destroyed or damaged according to the original plan and elevation thereof, or according to such modified plan, then such plans shall be subject to approval by the Lessor pursuant to Section 4.1(a). If the Lessee does not rebuild, repair or otherwise reinstate such buildings, Lessee will at its own expense, pay all real property taxes and any assessments then outstanding and, if requested by Lessor, promptly remove from the Premises all buildings, improvements and trade fixtures and restore the Land then remaining to good, orderly and sanitary condition and even grade, and upon so doing the Lessee shall then surrender this Lease and thereby be relieved of further performance under this Lease.


     B.   Liability Insurance.

     6.5 Lessee to Obtain Liability Insurance. The Lessee shall maintain at its own expense during the Term a policy or policies of comprehensive general liability insurance naming the Lessor (and its wholly-owned subsidiaries) and the Lessee as insureds thereunder with respect to liability for personal injury, death and property damage arising from use, management, ownership or occupation of the Premises in form and with coverage reasonably satisfactory to and reasonably approved by the Lessor (including a broad form CGL endorsement and full liquor law or dramshop liability coverage as well as business automobile liability coverage including non-owned and hired automobile liability coverages), with minimum limits of not less than TWENTY-FIVE MILLION DOLLARS ($25,000,000) for injury to more than one person in any one accident, and for property damage in any one accident, in any insurance company or companies authorized to do business in Hawaii. Lessee shall periodically, but not less frequently than annually, reevaluate the scope of the risks covered and the liability limits of such insurance and, if necessary, increase such coverage or liability limits in order to provide coverage of risks and liability limits which a prudent businessman would provide for property being put to uses similar to those of the Premises.

     C.   General Insurance Requirements.

     6.6 Policy Provisions. Each policy of comprehensive general liability or hazard insurance required in parts A and B of this Article above and in Section 4.2(d) of Article IV shall, to the extent available and customary for hotels on Maui:

          a. provide that the liability of the insurer thereunder shall not be affected by, and that the insurer shall not claim, any right of setoff, counterclaim, apportionment, proration, or contribution by reason of, any other insurance obtained by or for Lessor, Lessee, or any person claiming by, through, or under any of them;

          b. contain no provision relieving the insurer from liability for loss occurring while the hazard to buildings, improvements and fixtures is increased, whether or not within the knowledge or control of, or because of any breach of warranty or condition or any other act or neglect by, Lessor, Lessee, or any person claiming by, through, or under any of them;

          c. provide that such policy may not be cancelled, changed or modified (except to increase coverage), whether or not requested by Lessee, except upon the insurer giving at least thirty (30) days' prior written notice thereof to Lessor, Lessee, every mortgagee of any interest in the Premises, and every other person in interest who has requested such notice of the insurer;

          d. contain a waiver by the insurer of any right of subrogation to any right of Lessor or Lessee against any of them or any person claiming by, through, or under any of them; and

          e. in the case of hazard insurance, contain a standard mortgagee clause which shall:

               (i) provide that any reference to a Mortgagee in such policy shall mean and include all holders of mortgages of any interests in the Premises, in their respective order and preference as provided in their respective mortgages;

               (ii) provide that such insurance as to the interest of any Mortgagee shall not be invalidated by any act or neglect of Lessor, Lessee or any person claiming by, through, or under any of them; and

               (iii) waive any provision invalidating such Mortgagee clause by reason of the failure of any Mortgagee or Lessor, Lessee, or any person claiming by, through, or under any of them to notify the insurer of any hazardous use or vacancy, any requirement that any Mortgagee pay any premium thereon, or any contribution clause.

     6.7 Certificates of Insurance. Lessee shall deposit and maintain with Lessor current certificates of insurance issued by the insurance carriers certifying that Lessee has in effect all the insurance required in parts A and B of this Article with certificates of renewal delivered by Lessee to Lessor at least thirty (30) days prior to the expiration date of such policies. All such certificates shall specify that the Lessor (and where applicable, its wholly-owned subsidiaries) is a named insured and that the policies to which they relate cannot be cancelled or modified on less than thirty (30) days (or ten (10) days in the case of failure to pay premiums) prior written notice to Lessor.


                          ARTICLE VII

                          Condemnation

     7.1 Total Condemnation. If at any time during the Term, all of the Premises shall be taken or condemned by any authority having the power of eminent domain, then the estate and interest of the Lessee in the Premises shall at once cease and determine. The Term of the Lease shall cease as of the day possession is taken by such authority and all rents shall be paid up to that date.

     7.2  Partial Condemnation.

          a. Termination As To Portion. If at any time or times during the Term any part of the Premises shall be taken or condemned by any authority having the power of eminent domain, then and in every such case the estate and interest of the Lessee in any part of the Premises so taken or condemned shall at once cease and determine, and this Lease shall terminate as to the portion taken.

          b. Continued Operations. If after a partial condemnation, this Lease is not terminated pursuant to Section
7.2(c), then:

               (i)  Taking or condemnation of a part of the
Premises, whether of the Land or any buildings or improvements on the Land, shall not affect the provisions for determination or payment of percentage rent set forth in this Lease.

               (ii) If an economically viable hotel of the same quality at the time of any condemnation can be restored, rebuilt or otherwise repaired on the remaining portion of the Premises at a cost not exceeding the condemnation award paid with respect to buildings or improvements so taken or condemned, then all such amounts shall be available for and used with all reasonable dispatch by the Lessee in rebuilding, repairing or otherwise reinstating or replacing such portion of such building or improvement taken or condemned on the balance of the Land, to the extent of such condemnation award, in a good and substantial manner according to such plan as shall be approved by the Lessor in accordance with Section 4.1(a). The provisions of this paragraph relate only to the handling of condemnation proceeds attributable to the partial taking of any building or improvements and do not in any way alter the provisions of
Section 7.3(a) with respect to condemnation proceeds paid for the taking of all or any portion of the Land.

          c. Termination of Lease. If only part of the Premises shall be so taken or condemned, Lessee shall have the right and option to terminate this Lease if:

               (i) The balance of the Premises is unsuitable for construction and operation of an economically viable hotel of the same quality as the Hotel, or

                (ii) a portion of the Hotel, as it exists from time to time, the value of which exceeds twenty-five percent
(25%) of the value of the entire Hotel shall be taken or condemned.

If Lessee elects to terminate, Lessee will notify Lessor and upon such notification Lessee's obligation to pay rent shall cease, and Lessee shall pay all real property taxes and assessments then due and, if requested by Lessor, remove all buildings and other improvements then remaining on the Premises and restore the Land then remaining to good and orderly condition and even grade, and terminate this Lease. Upon such termination the Lessee shall be relieved of all further obligations under this Lease, the Lessor shall refund to the Lessee any unearned portion of the rent paid in advance prior to the effective date of such termination and Lessee shall receive the Lessee's interest in such condemnation compensation and damages.

     7.3  Compensation and Damages.

           a. Land. In every case of taking or condemnation of all or any part of the Premises, all compensation and damages payable for or on account of the taking of all or any part of the Land shall be payable to and be the sole property of the Lessor, and neither Lessee nor any mortgagee of the Lessee's interest under this Lease shall have any interest or claim to such compensation or damages or any part thereof whatsoever.

           b. Improvements. Subject to this Section 7.3 all compensation and damages payable for or on account of the taking of all of any buildings and other improvements erected on the Land and any plans and other preparations therefor shall be payable to the Lessee and any mortgagee of the Lessee's interest under this Lease, in accordance with their respective interests, after deducting the Lessor's interest; provided, however, if the mortgage was approved by the Lessor or otherwise permitted under
Section 5.1 hereof, the Mortgagee shall be entitled to be paid the then outstanding balance of the mortgage before deducting the Lessor's interest. The Lessor's interest therein shall be a proportionate amount of such compensation and damages in the ratio which the expired portion of the Term starting with the Initial Lease Date bears to the total Term (less the portion prior to the Initial Lease Date).

      7.4 Condemnation of Leasehold Interest. In the event at any time or times during the Term a leasehold interest in the Premises or any part of such interest shall be taken or condemned, then and in every such case, notwithstanding the foregoing provisions of this Article VII, Lessee shall have the option to terminate and/or be fully released and discharged from all further liabilities and obligations under this Lease by paying to Lessor all compensation and damages for the taking or condemnation of such leasehold interest (exclusive of all compensation and damages for any taking or condemnation of the Hotel), or, if Lessee does not elect to terminate this Lease, then such taking or condemnation shall not result in any reduction in minimum or percentage rent under this Lease, nor excuse the Lessee from the full and faithful performance of any or all of its covenants and obligations under this Lease for the payment of money, nor excuse or relieve the Lessee from the performance of its covenants and obligations under this Lease except to the extent that, and for so long as, the performance of such covenants and obligations shall be rendered impossible by reason of the loss by the Lessee of possession of such part of the Premises subject to such taking or condemnation. In every such case of taking or condemnation of all or a part of the Lessee's leasehold interest, the Lessee shall be entitled to claim and recover from the condemning authority its damages sustained by reason of such taking, and all compensation and damages payable for or on account of such taking or condemnation of any part of such leasehold interest shall be payable to and be the sole property of the Lessee unless Lessee elects to terminate this Lease as set forth above.

       7.5 Loss of Business Damages. Notwithstanding the foregoing provisions of this Article VII, if and only if such claim for damages is not adverse to any interest of Lessor, the Lessee and/or the Hotel Operator shall have the right to claim and recover from the condemning authority but not from the Lessor, such compensation as may be separately awarded or recoverable by the Lessee and/or the Hotel Operator in its own right on account of any and all damage to its business by reason of any condemnation and for or on account of any cost or loss to which the Lessee and/or the Hotel Operator might be put in removing its furnishings and equipment.

     7.6 Conveyance as Condemnation. The term "condemnation" as used in this Lease shall include any conveyance made under threat or imminence of condemnation by any public or private authority having the power of eminent domain.


                          ARTICLE VIII

                Maintenance and Use of Premises

     8.1 Taxes and Assessments. Lessee shall pay throughout the Term, beginning as of the date of this Lease, directly to the appropriate taxing or other applicable authority at least three
(3) days before the same become delinquent, all real property taxes and assessments of every description attributable to the Premises or any part thereof or improvement thereon, or for which the Lessor or Lessee in respect thereof, are now or may during the term be assessed or become liable, whether assessed to or payable by Lessor or Lessee (with the property taxes for the first and last Lease years prorated if applicable); provided, however, that with respect to any assessment made under any betterment or improvement law which may be payable in installments, Lessee shall be required to pay only such installments of principal and interest as shall become due and payable during the Term. Lessee's covenant for the payment of the taxes set forth in the preceding sentence shall include the payment of any new tax (except federal or state net income taxes) which supplements or replaces either the real property tax or increases in real property taxes and is assessed upon the Premises or any part thereof or upon the rents received under this Lease by Lessor or upon Lessor in respect of any of the preceding items. Lessee shall also pay the gross excise tax on such taxes and assessments in accordance with Section 3.6. Subject to all of the conditions set forth in this sentence, Lessee may contest in good faith at Lessee's sole expense by appropriate proceedings, as may be allowed by law, the validity or amount of any tax or assessment required in this paragraph to be paid by the Lessee, which conditions are as follows: (a) such actions must be commenced before any such tax or assessment becomes delinquent, (b) the action commenced by the Lessee must be an action which either stays the collectibility of such tax or prevents the sale of the Premises in satisfaction of such tax or assessment or lien securing such tax or assessment, or in the alternative to the previous two types of actions, an action in which Lessee pays such tax or assessment while such action ensues, (c) Lessee complies with all requirements of such action, including but not limited to the posting of bond or payment of such tax or assessment while such action ensues, (d) Lessee gives notice to Lessor of Lessee's intention to contest such tax or assessment not less than ten (10) days before such taxes or assessments become delinquent, and (e) prior to undertaking such action, Lessee gives security, reasonably satisfactory to Lessor in both quality and quantity, to Lessor for payment of such taxes; provided, however, that notwithstanding the foregoing, Lessee shall pay all such taxes, rates, assessments or charges, together with all interest, penalties or fines accrued thereon or imposed in connection therewith, immediately upon the commencement of proceedings to foreclose any lien which attached to the Premises or any part thereof as security for such taxes, rates, assessments or charges. If the Lessee shall fail to pay any taxes or assessments as provided in this paragraph and elects not to dispute such taxes or assessments in accordance with the provisions above, then the Lessor may at any time thereafter pay the same, together with any interest, penalties, fines and costs accrued thereon or imposed in connection therewith, and Lessee shall repay to the Lessor upon demand therefor the full amount so paid by the Lessor, together with interest at Lessor's Cost of Money accruing from the date such payments were due until Lessor is reimbursed for such payments by Lessee.

     8.2 Lessee to Pay All Rates and Charges. Lessee shall pay directly before such charges and rates become delinquent, all utility charges, water and sewer rates, garbage rates, Kapalua Resort Association and Kapalua Marketing Association assessments, and other charges and outgoings of every description attributable to the Premises or any part thereof or improvement thereon, or for which Lessor or Lessee in respect thereof may during the Term be assessed or become liable, whether assessed to or payable by Lessor or Lessee and whether such charges and rates are imposed by governmental authority, public or private utility together with the gross excise tax, if applicable, as required by Section
3.6. Anything in this Lease to the contrary notwithstanding, Lessee shall not be required to pay any tax or assessment in the nature of an income, state, or inheritance tax imposed because of Lessor's receipt of rental payments from Lessee or because of Lessor's ownership of the fee title to the Premises or because of Lessor's interest in the Lease or in the Premises.

     8.3 Improvements Required by Law. The Lessee shall at its own expense during the whole of the Term of this Lease make, build, maintain and repair all fences, roads, curbs, sidewalks, sewers, drains, parkways and parking areas and other improvements on the Premises which may be required by law to be made, built, maintained or repaired upon or adjoining or in connection with or for the use of the Premises or any part thereof except for improvements which are to be located on property owned or leased by others. Without limiting the foregoing sentence, Lessee agrees that all such improvements shall be subject to the Lessor's right of approval as provided in Article IV above.

     8.4 Repair and Maintenance. In order to preserve the high aesthetic standards in the Kapalua Resort Area, the Lessee will at its own expense keep the Premises, all landscaping, all structural and non-structural portions of all buildings and other improvements existing on the Premises at any time during the Term, in good order, condition, maintenance and repair including without limitation (a) repainting the exterior of the Hotel as required to maintain the appearance of the Hotel, (b) complying with the landscaping and other maintenance requirements and covenants imposed upon the Lessor as Grantor under the Preservation and Conservation Easement described in Exhibit "A" hereof, and (c) maintaining landscaping to screen the Hotel's Aloha Pavilion from Office Road. All repairs which would constitute Construction shall be subject to the Preconditions for Construction in Sections 4.2(a) and 4.2(b). Repairs which constitute Construction but which return the Premises to their original condition and aesthetic appearance as shown in plans and specifications previously approved by Lessor shall not require Lessor's prior consent but shall meet without limitation the Preconditions for Construction. Any change of color of exterior painting of the Hotel must be approved by Lessor.

     8.5 Observance of Laws. The Lessee shall during the Term keep the Premises in a strictly clean and sanitary condition and observe and perform all laws, ordinances, rules and regulations whether now or hereafter made by any governmental authority for the time being applicable to the Premises or the use thereof, and except with respect to the negligence or willful misconduct of Lessor or Lessor's agents, employees or contractors, Lessee shall indemnify the Lessor against all actions, suits, claims and damages by whomsoever brought or made by reason of the nonobservance or nonperformance of such laws, ordinances, rules and regulations or this covenant.

     8.6 Inspection of Premises. The Lessee shall permit the Lessor and its agents upon reasonable advance notice and at reasonable times during the Term to enter and examine the state of repair and condition of the Premises. If any significant safety hazard defect comes to Lessor's attention, Lessor may give notice of such defect to Lessee and within sixty (60) days after such notice, Lessee shall repair and make good such defect if required by the terms of this Lease to be repaired and made good by the Lessee; provided, however, that if such repair or correction may be made within a reasonable period of time but cannot reasonably be made within sixty (60) days, then such repair or correction shall be deemed to be made if begun within the sixty (60) day period and thereafter continuously and diligently undertaken to completion by Lessee. If the Lessee shall refuse or neglect to commence and complete such repairs within the time period provided in the preceding sentence, the Lessor may make such repairs or cause the same to be made and shall not be responsible to the Lessee or any persons claiming by or through Lessee for any loss or damage that may be caused to the property or business of the Lessee or such persons claiming by or through Lessee by reason of such repairs, except for Lessor's negligence or willful misconduct and if the Lessor shall make such repairs or cause the same to be made, the Lessee shall pay forthwith on demand to the Lessor the cost of such repairs, with interest at Lessor's Cost of Money.

     8.7 Waste and Unlawful Use. The Lessee will not make or suffer any strip or waste or unlawful, improper or offensive use of the Premises or any part thereof.

     8.8  Use of Premises.

          a. Operation of Hotel. The Lessee will use the Premises for the purposes of, and for no other purpose than, maintaining and operating the Hotel, the Tennis Center, and the rental and management of villas, condominiums and apartments, including all facilities and related commercial retail operations, operated by Lessee or Concessionaires, reasonably related to a resort hotel operation; provided, however, Lessee agrees not to engage in the business of renting villas, condominiums and apartments so long as Lessor is actually renting villas, condominiums and apartments in the Kapalua Resort Area. Lessee agrees that Lessee will maintain and operate a hotel at the Premises at quality standards generally found in those full service resort hotels in the State of Hawaii with at least a 4-Diamond rating from the American Automobile Association as of January 1, 1996. Lessee covenants that it will in good faith diligently and continuously operate the Hotel in accordance with reasonable business practices. Any commercial operations on the Premises, whether conducted by Lessee or a Concessionaire, involving any unreasonably noisy, dangerous or obnoxious activities or the leasing or rental of unreasonably noisy, dangerous or obnoxious equipment, including without limitation water ski rides or instruction and rental of "jet skis", mopeds or similar items, shall require the prior written approval of Lessor and Lessor may unreasonably withhold such approval or require the termination of any such commercial operations then in existence on the Premises. Since only a hotel operation is intended as aforesaid, the area on the Premises occupied by commercial retail operations (exclusive of the area occupied by any and all restaurants, laundries, health clubs and other similar facilities proximately related to the operation of a hotel to a standard provided in this Lease) shall not exceed the initial area (plus up to ten (10%) percent more) agreed upon in the initial construction of the Hotel. The Lessee shall use its best efforts to ensure that any concession, commercial activity, or other Hotel activity shall be in keeping with the first-class image of the Kapalua Resort Area.

          b. Hotel Operating Agreement. Lessee agrees that proper management and operation of the Hotel is necessary to maximize Lessor's percentage rent. Accordingly, Lessee shall enter into a Hotel Operating Agreement for the management and operation of the Hotel by Hotel Operator with the consent of Lessor, which consent shall not be unreasonably withheld if the Hotel Operating Agreement expressly provides that the Hotel Operator has read this Lease and agrees to observe and where applicable perform the terms and conditions of this Lease in connection with the operation of the Hotel. Such agreement(s) shall be maintained for the term of the Lease, with any successor Hotel Operator being subject to Lessor's consent. Any amendment, modification or replacement of the Hotel Operating Agreement such that the amended, modified or new Hotel Operating Agreement provides for monthly deposits into an FF&E Reserve Account or its equivalent of an amount less than three percent (3%) of "Gross Revenues" as defined in the Management Agreement between Ground Lessee and The Ritz-Carlton Hotel Company, L.L.C. dated January __, 2001 from the Hotel, regardless of the identity of the Hotel Operator, shall require the Lessor's prior written approval.

     Hotel Operator shall have the right to assign its rights and obligations under the Hotel Operating Agreement to any assignee who (a) acquires all, or substantially all, of the assets of Hotel Operator; (b) assumes its obligations, including those pursuant to the Hotel Operating Agreement; (c) enters into an agreement with Owner that the assignee will continue to operate the Hotel as a luxury hotel as part of the Ritz-Carlton chain or to the Ritz-Carlton Standards as defined in the Hotel Operating Agreement or at quality standards generally found in those full service resort hotels in the State of Hawaii with at least a 4-Diamond rating from the American Automobile Association as of January 1, 1996; and (d) has sufficient financial capability and experience to carry out its obligations under the Hotel Operating Agreement.

     The following criteria shall be applied to determine the reasonableness of Lessor in consenting to any Hotel Operator selected by Lessee, or as to any Affiliate or any proposed assignee selected by Hotel Operator: (a) whether as its primary business, it owns, leases or operates any casino or gambling facility if such business, ownership, leasing or operation might reasonably impair the ability of the Lessee, the Hotel Operator or their respective Affiliates, as applicable, to obtain or retain any necessary regulatory approvals for the operation of the Hotel; (b) whether it owns or operates a distillery, winery or brewery or a distributorship of alcoholic beverages if such ownership or operation might reasonably impair the ability of the Lessee, the Hotel Operator or their respective Affiliates, as applicable, to obtain or retain liquor licenses for the Hotel;
(c) whether it has sufficient financial capability and experience to carry out its obligations under the Hotel Operating Agreement; and (d) whether it has the capability to operate the Hotel to a quality standard generally found in those full service resort hotels in the State of Hawaii with at least a 4-Diamond rating from the American Automobile Association as of January 1, 1996.

          c. Prohibited Uses. Lessee shall not use the Premises for commercial retail operations (except as otherwise provided in this Lease), a realty sales office (except for a Kapalua Land Company realty sales office) and shops selling items bearing the Kapalua logo, which is a stylized butterfly with a pineapple in the center, unless operated or licensed by Kapalua Land Company. Lessee shall not use the Hotel's parking lot for storage or stockpiling of supplies and materials.

          d. Nuisance. At all times during the Term, but especially during Quiet Hours, Lessee covenants that it will use its best efforts to prevent the escape from the Premises of loud noises, obnoxious bright lights, odors, dust, smoke or other noxious agents which could disrupt the quiet, sleep and peaceful enjoyment of the Kapalua Resort Area of guests of other hotels or other residents of the Kapalua Resort Area.

     8.9 Liens. Lessee shall keep the Premises at all times free and clear of all liens, charges and encumbrances of every nature, other than such mortgages as may be permitted under this Lease, and will indemnify and save harmless the Lessor from all loss, cost and expense, including reasonable attorneys' fees, with respect to any such liens, charges and encumbrances.

     8.10 Kapalua Resort Association. Lessee shall become a member of the Kapalua Resort Association (the "KRA") in accordance with KRA's articles and bylaws. As a member of KRA, Lessee shall comply with the articles and bylaws of the KRA and pay a pro rata portion of the annual KRA budget in monthly installments as provided in the articles and bylaws of the KRA. Lessor reserves all voting rights in KRA as it pertains to the Land and Lessee shall have all voting rights in KRA as it pertains to the Hotel (excluding the Land).

     8.11 Kapalua Marketing Association. The Lessee shall become a member of the Kapalua Marketing Association ("KMA") and shall pay its pro rata share up to one-half percent (0.5%) of the Gross Revenues for the applicable years as Lessee's contribution towards KMA's annual budget so long as the Kapalua Bay Hotel is a member of KMA and pays the same percentage of its gross revenues (as defined under its lease).

     8.12 Visitor Statistics. For purposes of Lessor's forecasting and planning for the development of the Kapalua
Resort Area, on the 30th day of each month of the Term, Lessee shall provide Lessor the following information regarding operation of the Hotel for the preceding month:

          a.   the number of available room days at the Hotel;

          b. the number of room days occupied broken down into rented, complimentary and staff occupied categories;

          c. the average occupancy rate for the hotel rooms in the Hotel;

          d. the average number of guests per room at the Hotel; and

          e. the percentage of the total number of the Hotel's guests who are in tour groups.

Lessor shall have the right to inspect Lessee's records to verify the information set forth above, but shall not share this information with any other hotel in the Kapalua Resort Area or with any other third party without Lessee's consent (except the Hawaii Visitors Bureau, Pannell, Kerr, Forster, and similar organizations which compile visitor statistics but without identifying individual properties), which consent may be unreasonably withheld by Lessee.

     8.13 Covenant to Operate Hotel. Lessee understands that Lessor's expectation of lease rent revenues, especially percentage rent, is predicated on Lessee operating a successful hotel on the Premises which maximizes long-term revenues. Accordingly, Lessee covenants and agrees that it will in good faith diligently and continuously operate (or cause to be operated) a hotel on the Premises 365 days each year in accordance with reasonable business practices and the standards of Section 8.8(a) with the goal of maximizing long-term revenues. During the time of any failure to operate continuously the Hotel, Lessor shall, in addition to any other remedies available to it under this Lease, be entitled to receive a rental which shall be no less than the average of that payable during the preceding three full Rental Years. Notwithstanding the foregoing, Lessee shall have the right from time to time to close the Hotel or parts thereof for such reasonable periods of time as may be required to make repairs, alterations, remodeling, or for any reconstruction. Lessee will use its best efforts to ensure that any such period of time will not exceed six months with the exception of any reconstruction of the Hotel as described in Sections 6.3, 6.4, and 7.2, subject to any delay caused by force majeure.

     8.14 Name of Hotel. Lessee will not change the name of the Hotel without the prior written consent of Lessor, which consent shall not be unreasonably withheld.
                           ARTICLE IX

                             Default

     9.1 Events and Consequences of Default. This Lease is entered into upon the express condition that if any one or more of the events of default set forth in Sections 9.1(a) through 9.1(d) shall occur, the Lessor may, subject to requirements of notice and opportunity to cure any default to be given to Mortgagees of the Lessee's interests under this Lease and any subordination rights under Section 5.1 and as provided in Section
5.3 and subject to the limited liability provided in Section 9.3, upon the occurrence of such event of default or at any time thereafter during the continuance of such default, may then or at any time thereafter bring an action for summary possession of the Premises or any part thereof as provided by law, all without prejudice to any other remedy or right of action which the Lessor may have for arrears of rent or for any preceding or other breach of contract. If this Lease is Filed or Recorded, such termination of this Lease may but need not necessarily be made effective by Filing if the Lease is Filed or Recording if the Lease is Recorded an order of a court of the State of Hawaii canceling this Lease. The events of default are as follows:

          a. Failure to Pay Rent. (i) The Lessee shall fail to make full payment of any payment of rent or any other payments required under this Lease within ten (10) days after the date such payment is due, whether such payment shall or shall not have been legally demanded, and (ii) such payment shall not have been cured in full together with the late payment due thereon under
Section 3.8 and the interest thereon due under Section 11.13, within ten (10) days after written notice of such default by Lessor to Lessee; or

          b. Breach of Covenant. The Lessee shall fail to observe or perform any of the covenants contained in this Lease and on the part of the Lessee to be observed and performed, and such failure shall continue for a period of thirty (30) days after written notice of such failure given by the Lessor to the Lessee without substantial action having been initiated by Lessee within such period to diligently and continuously continue to remedy such failure; or

          c. Abandonment. The Lessee shall abandon the Premises; or

          d. Bankruptcy, Insolvency or Taking. The making by Lessee of any general assignment for the benefit of creditors; the filing by or against Lessee of a petition to have Lessee adjudged a bankrupt or the petition for reorganization or arrangement under any law relating to bankruptcy unless, in the case of a petition filed against Lessee, the same is dismissed within ninety (90) days; the appointment of a trustee or receiver to take possession of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where possession is not restored to Lessee within ninety (90) days; or the attachment, execution or other judicial seizure of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease where such seizure is not discharged within ninety (90) days.

     9.2 Acceptance of Rent Not Waiver. The acceptance of rent by the Lessor or its agent shall not be deemed to be a waiver by Lessor of any breach by the Lessee of any covenant contained in this Lease or of the right of the Lessor to terminate this Lease and reenter the Premises. The express waiver by the Lessor of any breach shall not operate to extinguish the covenant or condition the breach of which has been waived nor be deemed to be a waiver by the Lessor of its right to declare a forfeiture of this lease for any breach thereof.

     9.3 Limited Liability of Lessee. Notwithstanding anything to the contrary herein, from and after the Initial Lease Date the Lessee shall not be responsible for any liability under this Lease arising after any termination under Section 9.1 or any foreclosure sale pursuant to Section 5.1 other than to bring the rents and any other money charges current up to that date plus one year's rent (including one year's real property taxes) based on the rent paid for the immediately preceding full Rental Year; or unless from and after the Initial Lease Date the Lessee shall give Lessor at least one year's notice of its election to terminate this Lease, in which case the Lessee shall pay the rent and other money charges due as of that termination date and have no future liability under this Lease. In either case, title to the improvements on the Premises (including the Hotel, the Tennis Center and all of the Hotel's and Tennis Center's furniture, furnishings, equipment and at Lessor's option, any sublease, license or contract related to the Hotel including the Hotel Operating Agreement or to the Tennis Center) shall automatically revert to Lessor and if requested by Lessor, the Lessee shall quitclaim any interest it has in any such improvements on the Premises to the Lessor and if Lessee shall refuse, then the Lessor is hereby appointed the attorney-in-fact of the Lessee to execute such quitclaim documents in the name of the Lessee to the Lessor, and such power of attorney shall be deemed to be a power of attorney coupled with an interest; and, if a casualty is involved, Lessee shall pay over any insurance proceeds to the Lessor. If a termination of this Lease occurs in the last twenty
(20) years of the Term, Lessor shall have the option of requiring the Lessee to remove the improvements pursuant to Section 10.1.


                           ARTICLE X

                           Surrender

     10.1 Surrender. Subject to the terms of Section 6.4 dealing with termination of the Lease in the event of an uninsured casualty, and Article VII, dealing with termination of the Lease in the event of condemnation under certain conditions, at the end of the Term or sooner termination of this Lease, the Lessee shall peaceably deliver to the Lessor possession of the Premises. Lessee shall, at its expense and within ninety (90) days after the end of said Term or other termination date, at Lessor's option, remove all buildings, improvements located on the Premises and all debris resulting from such removal and restore the Land to even grade and good and orderly condition, with the Lessee receiving any salvage value of the materials if Lessee's contractor does such removal.


                           ARTICLE XI

                       General Provisions

     11.1 Beach. Lessee covenants and agrees that Lessee will, at its cost and expense, keep the section of the Honokahua Beach immediately fronting the Premises in a clean and orderly condition, free of litter and rubbish to the water's edge.

     11.2 Assumption of Risk. The Lessee shall and does hereby assume all risk of loss or damage to furnishings, furniture, fixtures, supplies, merchandise and other property, by whomsoever owned, stored, placed or affixed in the Premises for events occurring from the date hereof, including any damage from construction, and does hereby agree that the Lessor shall not be responsible for loss or damage to any such property, and except with respect to the negligence or willful misconduct of Lessor or Lessor's agents, employees or contractors, the Lessee hereby agrees to indemnify and save harmless the Lessor from and against any and all claims for such loss or damage.

     11.3 Holding Over. If the Lessee shall, without the consent of the Lessor, remain in possession of the Premises after the expiration of the Term without executing any extension or renewal of this Lease, Lessee shall be deemed to occupy the Premises as a tenant from month-to-month subject to all of the terms and conditions of the Lease, to the extent such terms and conditions are applicable to a month-to-month tenancy except that each month's rent shall be one twelfth (1/12) of one thousand percent (1000%) of the amount of the annual percentage rent, if any, paid for the year preceding the expiration date. This section shall not apply to any reasonable extension of the Lease required by Lessor's election to require the Lessee to remove improvements pursuant to Section 10.1 or any other provision of this Lease.

     11.4 Acceptance of Nearby or Adjacent Land Use.

          a. Pineapple and Similar Agricultural Operations. Lessee understands and agrees that Lessor's subsidiary Maui Pineapple Company, Limited, is engaged in the operation of a pineapple plantation and similar agricultural operations within the areas adjacent to the Premises and that the operations, milling and other activities incident to a pineapple plantation or similar agricultural activities may result in the creation of nuisances during the Term and that Maui Pineapple Company, Limited holds a perpetual right and easement over and upon the Premises for nuisances of every description arising from activities incidental to the operation of a pineapple plantation or similar agricultural activities by Haul Pineapple Company, Limited, its successors and assigns. The Lessee shall not hold or attempt to hold the Lessor or Maui Pineapple Company, Limited responsible for the creation of such nuisances, arising out of or in connection with such pineapple or similar agricultural operations. Lessor will use its best efforts to inform the Lessee, at Lessee's request, of any harvesting schedule for such pineapple operations. All such pineapple operations shall be done in accordance with applicable state and federal regulations.

          b. Golf Courses. Lessee understands and agrees that the Premises are adjacent to golf courses operated by Lessor or its subsidiaries; that Lessee desired and sought such location with the understanding that this location may result in nuisances or hazards to persons and property on the Premises including without limitation those caused by stray golf balls. Lessee covenants that during the Term of this Lease, Lessee agrees to such nuisances and hazards and shall assume all risks associated with such location, including but not limited to the risk of property damage or personal injury suffered by Lessee (but not by a guest) arising from stray golf balls.

     11.5 Notices. Any notice or demand to be given to or served upon either the Lessor or the Lessee in connection with this Lease shall be in writing and shall be given or served for all purposes by being sent by certified mail, postage prepaid, return receipt requested, addressed to such party at the following address, or at such other post office address as such party may from time to time designate in writing to the other party, or by being delivered personally to any officer of such party within the State of Hawaii, and any such notice or demand shall be deemed conclusively to have been given or served on the date indicated on the return receipt or upon the date of such personal delivery:

Notices to Lessor shall be sent to:

          Maui Land & Pineapple Company, Inc.
          120 Kane Street
          P.O. Box 187
          Kahului, Hawaii 96733-0187
          Attention:  Executive Vice President/Resort

Notices to Lessee shall be sent to:

          RCK Hawaii, LLC
          d/b/a RCK Hawaii-Maui
          c/o Blackacre Capital Management, L.L.C.
          450 Park Avenue, 28th Floor
          New York, New York 10022

And to:

          RCK Hawaii LLC d/b/a RCK Hawaii-Maui
          10400 Fernwood Road
          Bethesda, Maryland 20817

     11.6 Article and Paragraph Headings. The article and paragraph headings in this Lease are inserted only for convenience and reference and shall in no way define, limit or describe the scope or intent of any provision of this Lease.

     11.7 Assignments and Subleases.

          a. Subject to Section 11.7(d), this Lease may be assigned or transferred in whole or in part by Lessee without Lessor's consent if:

     (i) The assignee does not as its primary business own, lease or operate any casino or gambling facility if such business, ownership, leasing or operating might reasonably impair the ability of the Lessee or the Hotel Operator, as applicable, to obtain or retain any necessary regulatory approvals for the operation of the Hotel.

     (ii) The assignee does not own or operate a distillery, winery or brewery or a distributorship of alcoholic beverages if such ownership or operation might reasonably impair the ability of the Lessee or the Hotel Operator, as applicable, to obtain or retain liquor licenses for the Hotel.

     (iii)The assignee is not considered in the relevant business community to be engaged in criminal, dishonest, or
	    unethical conduct, has not been convicted of a felony in any state or federal court, and is not in control of or controlled by persons who have been convicted of felonies in any state or federal court.

     (iv) The assignee has a verifiable net worth, determined in accordance with generally accepted accounting principles,
	    after giving effect to such transfer, of not less than the lesser of (x)THIRTY MILLION AND NO/100 DOLLARS ($30,000,000) (after adjustment to reflect increases after the date hereof in the U.S. Bureau of Labor Statistics' Consumer Price Index
	    (CPI-U)) or (y)twenty percent (20%) of the value of the
          Hotel and Lessee's interest hereunder (which, in connection
	    with any sale or assignment of the Hotel and Lessee's
	    interest hereunder, shall be equal to the purchase price, or, in connection with a foreclosure, shall be equal to the appraised value of the Hotel and Lessee's interest hereunder at the time of the making of the loan), but in no event shall such standard be less than THIRTY MILLION AND NO/100 DOLLARS ($30,000,000). For purposes of this paragraph, the term "net worth" means total assets less total liabilities (based on book value) of the Lessee. For purposes of determining the net worth of a Lessee or assignee, if the Lessee or assignee has, for tax or other legal compliance reason (such as to comply with restrictions on real estate investment trusts or pension funds), subleased the Premises to an Affiliate, the net worth of the both the Lessee/assignee and its Affiliate
	    as subtenant shall be combined (and any inter-Affiliate debt directly related to the Hotel excluded) so long as the
	    Affiliate agrees to be directly liable to the Lessor on this Lease; it being intended that the required capitalization need not be duplicated as a condition of a sublease to an Affiliate.

          And,

     (v) The most recent Hotel Operating Agreement approved by Lessor remains in effect after such assignment, with only such
	    material amendments or modification as Lessor has approved, or a new Hotel Operating Agreement is approved by Lessor in connection with the assignment.

Except for mortgages or pledges permitted without consent under
Section 5.1(a) or transfers pursuant to Section 5.1(b), any other assignment, sublease, or transfer of this Lease of any kind shall require Lessor's prior written consent, which consent shall not be unreasonably withheld. In the event of any such other assignment, Lessee acknowledges and agrees that Lessor may withhold its consent to any proposed assignee that does not satisfy the requirements of clauses (i), (ii), (iii) and (iv) of this Section 11.7(a).

     For purposes of this Lease, a change in ownership or control of the Lessee shall be deemed to be an assignment of this Lease, but such change of ownership or control of the Lessee shall not require Lessor's consent if, subsequent to such change, the Lessee continues to satisfy the requirements of clauses (i),
(ii), (iii), (iv) and (v) of this Section 11.7(a) and the Person(s) acquiring ownership or control of the Lessee satisfy the requirements of clauses (i), (ii), and (iii) of this Section
11.7(a).   For purposes of this Lease, a change in ownership or
control includes:

     (a) If the Lessee (or a multiple Lessee) is a corporation, a change or changes in the ownership, whether voluntary, involuntary, by operation of law, or otherwise, which aggregates fifty percent (50%) or more of the total capital stock of Lessee or fifty percent (50%) or more of the voting capital stock of Lessee;

     (b) If the Lessee (or a multiple Lessee) is a partnership, any change of control, whether voluntarily, involuntarily, by operation of law, or otherwise, including any addition or withdrawal of a general partner of the partnership or of any partnership which is a partner in the partnership (including in the case of a corporate general partner, a change of control using the test of the preceding sentence); and

     (c) If the Lessee (or a multiple Lessee) is a limited liability company, any change in control of the Lessee, whether voluntarily, involuntarily, by operation of law, or otherwise, including, without limitation, the transfer of fifty percent (50%) or more of the interest(s) of the member(s) of the company in the company's capital or profits (whether accomplished by the sale, transfer or exchange of interests or by the admission of new members) and any change or change in control of a managing member of the Company.

Notwithstanding any of the foregoing, Lessor acknowledges and agrees that changes in ownership of Capital Hotel Investments, LLC shall not require Lessor's consent and shall not be subject to Section 11.7(d) so long the Lessee, after such transfer, continues to satisfy the requirements of clauses (i), (ii),
(iii), (iv), and (v) of this Section 11.7(a).

     Any Person who satisfies the requirements for assignment without Lessor's consent under clauses (i), (ii), and (iii), and if applicable (iv) and (v) of this Section 11.7(a), or to whom Lessor otherwise consents in writing, shall be considered a "Qualified Purchaser."

     The consent by Lessor, if required, to one assignment, subletting, mortgage, pledge, hypothecation or encumbrance shall not be deemed to be a consent to any further assignment, subletting, mortgage, pledge, hypothecation or encumbrance for which consent is required. In the absence of an express agreement in writing to the contrary and executed by Lessor or except as otherwise provided herein, no assignment, mortgage, pledge, hypothecation, encumbrance, subletting or license hereof or hereunder shall act as a release of Lessee from any of the provisions, covenants and conditions of this Lease on the part of Lessee to be kept and performed, the assignor shall remain primarily liable hereunder and any amendment of this Lease subsequent thereto shall not release the assignor or sublessor from said liability.


          b. Lessee shall be entitled to assign and transfer this Lease to any corporation or entity that is an Affiliate of Lessee or (subject to obtaining consent required in connection with any change of ownership or control that constitutes an assignment pursuant to Section 11.7(a)) to the surviving corporation in the event of a consolidation or merger to which Lessee shall be a party; provided, however, that such subsidiary, affiliated firm or surviving corporation shall in writing expressly assume all of the provisions, covenants and conditions of this Lease on the part of Lessee to be kept and performed; and provided, further, that no such assignment or transfer shall act as a release of Lessee from any of the provisions, covenants and conditions of this Lease on the part of Lessee to be kept and performed.

          c. Except as provided in Section 5.1 or otherwise herein, any assignment, mortgage, pledge, hypothecation, encumbrance, subletting or license of this Lease, the leasehold estate hereby created, or the Premises or any portion thereof, either voluntary or involuntary, whether by operation of law or otherwise, without the prior required written consent of Lessor, shall be null and void, and shall at the option of Lessor terminate this Lease.

          d. (i) Except as provided in Section 5.1, if at any time Lessee intends to sell, assign or transfer the Hotel and/or this Lease, or any portion which is fifty percent (50%) or more thereof, Lessee shall give written notice of such intention stating Lessee's intention to sell, assign or transfer the Hotel and/or this Lease to (i) Maui Land & Pineapple Company, Inc., so long as Maui Land & Pineapple Company, Inc., is the owner of the Premises at such time written notice of such intention stating Lessee's intention to sell, assign or transfer the Hotel and/or this Lease is given and (ii) The Ritz-Carlton Hotel Company, L.L.C. so long as The Ritz-Carlton Hotel Company, L.L.C. is the Hotel Operator at such time written notice of such intention stating Lessee's intention to sell, assign or transfer the Hotel and/or this Lease is given. Within fourteen (14) days of receipt of such written notice from Lessee stating Lessee's intention to sell, assign or transfer the Hotel and/or this Lease, Maui Land & Pineapple Company, Inc. shall provide written notice of its desire to negotiate with Lessee for the sale, assignment or transfer of the Hotel and/or this Lease to Maui Land & Pineapple Company, Inc. If no such written notice from Maui Land & Pineapple Company, Inc. stating its desire to negotiate with Lessee for the sale, assignment or transfer of the Hotel and/or this Lease is received by Lessee in such fourteen (14) day period then Lessee shall be entitled, at any time after such failure, to sell, assign or transfer the Hotel and/or this Lease to any other party. Maui Land & Pineapple Company, Inc. understands, acknowledges and agrees that notwithstanding Maui Land & Pineapple Company, Inc.'s decision to negotiate with Lessee for the sale, assignment or transfer of the Hotel and/or this Lease, The Ritz-Carlton Hotel Company, L.L.C. will have the same rights, including the same time period, to elect to negotiate (perhaps in addition to Maui Land & Pineapple Company, Inc.) with Lessee for the sale, assignment or transfer with respect to the Hotel of the Hotel and/or this Lease.

               (ii) If Maui Land & Pineapple Company, Inc. elects to enter into negotiations with Lessee for the sale, assignment or transfer of the Hotel and/or this Lease and provides written notice to Lessee within such fourteen (14) day period, the parties shall enter into good faith negotiations for the sale, assignment or transfer of the Hotel and/or this Lease. The Lessee shall promptly, upon request, provide Maui Land & Pineapple Company, Inc. such due diligence materials, including operating statements, contracts and other materials with respect to the Hotel as may be reasonably requested by it (collectively "Due Diligence Materials") and shall afford Maui Land & Pineapple Company, Inc. and its representatives and agents the opportunity to inspect and investigate the Hotel, subject to customary indemnification during the period beginning on the date Lessee gives notice to Maui Land & Pineapple Company, Inc. of its intent to sell, assign or transfer the Hotel and/or this Lease or any portion which is fifty percent (50%) or more thereof and ending thirty (30) days after the date of Maui Land & Pineapple Company, Inc.'s notice provided for in the following sentence. Within thirty (30) days from the date of Maui Land & Pineapple Company, Inc.'s written notice to Lessee of its desire to negotiate with Lessee for the sale, assignment or transfer by Lessee of the Hotel and/or this Lease, Maui Land & Pineapple Company, Inc. shall submit in writing to Lessee a firm and binding offer by Maui Land & Pineapple Company, Inc. of the terms and conditions of a proposed sale, assignment or transfer of the Hotel and/or this Lease by Lessee to Maui Land & Pineapple Company, Inc. (the "Maui Land & Pineapple Company, Inc.'s Offer"). Maui Land & Pineapple Company, Inc.'s Offer shall include, at a minimum, (i) the purchase price of the proposed sale, assignment or transfer which purchase price shall be paid by cash or cash equivalent,
(ii) closing date, (iii) due diligence period, (iv) any and all contingencies or conditions which must be completed by Lessee prior to the closing date or any date prior to the closing date and (v) a representation that Maui Land & Pineapple Company, Inc.'s Offer will remain firm and binding on Maui Land & Pineapple Company, Inc. for a period of thirty (30) days from the day of receipt of Maui Land & Pineapple Company, Inc.'s Offer. Maui Land & Pineapple Company, Inc. understands, acknowledges and agrees that notwithstanding Maui Land & Pineapple Company, Inc.'s Offer, The Ritz-Carlton Hotel Company, L.L.C. will have the same rights, including the same time period, to submit a firm and binding offer (the "RC's Offer"). Lessee, in its sole and absolute discretion, shall determine whether to accept Maui Land & Pineapple Company, Inc.'s Offer. Lessee shall be under no obligation to accept either Maui Land & Pineapple Company, Inc.'s Offer or RC's Offer. However, if Lessee selects either Maui Land & Pineapple Company, Inc.'s Offer or RC's Offer then the other party's offer is deemed rejected by Lessee.

               (iii) If no written acceptance of Maui Land & Pineapple Company, Inc.'s Offer is received by Maui Land & Pineapple Company, Inc. in the thirty (30) day period following Lessee's receipt of Maui Land & Pineapple Company, Inc.'s Offer, Lessee is deemed to reject Maui Land & Pineapple Company, Inc.'s Offer. Upon the earlier of (i) such thirty (30) day period or
(ii) written notice by Lessee to Maui Land & Pineapple Company, Inc. that Lessee rejects Maui Land & Pineapple Company, Inc.'s Offer (the "Lessee's Review Period"), Lessee may proceed to sell, assign or transfer the Hotel and/or this Lease to any other party subject to the following terms and conditions.

               (iv) If Lessee rejects both Maui Land & Pineapple Company, Inc.'s Offer and RC's Offer, Lessee may sell, assign or transfer or agree to sell, assign or transfer to a third party provided that such third party sale is completed within fifteen
(15) months following the end of the Lessee's Review Period, and provided, further, that, subject to the terms set forth below, the purchase price paid by such third party (which shall be paid in cash or cash equivalent) is no less than ninety-five percent (95%) of the highest purchase price of either Maui Land & Pineapple Company, Inc.'s Offer or RC's Offer (the "Best Offer") (provided that if the consideration is payable over time then such consideration (inclusive of interest payments) shall be adjusted using a discount rate of ten percent (10%) to reflect differences in payment dates). If Lessee enters into a binding purchase and sale agreement subject to arms length conditions and contingencies ("Third Party Sale Agreement"), with an original stated purchase price (which shall be paid in cash or cash equivalent) of not less than ninety-five percent (95%) of the purchase price contained in the Best Offer (provided that if the consideration is payable over time then such consideration (inclusive of interest payments) shall be adjusted using a discount rate of ten percent (10%) to reflect differences in payment dates), neither Maui Land & Pineapple Company, Inc. nor The Ritz-Carlton Hotel Company, L.L.C. shall have any right to purchase as contained herein, provided that the closing under the Third Party Sale Agreement occurs not later than fifteen (15) months following the end of the Lessee's Review Period.

               (v) If Lessee desires to accept a purchase offer from a third party (a "Third Party Offer") that has a cash or cash equivalent purchase price that is less than ninety-five percent (95%) of the purchase price contained in the Best Offer (provided that if the consideration is payable over time then such consideration (inclusive of interest payments) shall be adjusted using a discount rate of ten percent (10%) to reflect differences in payment dates), the entity offering the Best Offer (the "Best Offer Entity") shall have the right within thirty (30) days after receipt of written notice from Lessee to conduct due diligence and to elect to purchase the Hotel and/or Lease (as the case may be) (the "Best Offer Entity Review Period") on terms identical to those set forth in the Third Party Offer as set forth in the notice from Lessee, with no exception unless expressly agreed by Lessee in its sole and absolute discretion; provided, however, (i) in no event shall Best Offer Entity's right to purchase the Hotel and/or the Lease (as the case may be) contain a due diligence period or contingency (it being understood that the Best Offer Entity shall have the opportunity to conduct due diligence during the Best Offer Entity Review Period), and the closing under such right to purchase shall occur no later than thirty (30) days from Best Offer Entity's written election to purchase, and (ii) that if any of the terms and conditions of the proposed transfer are not reasonably susceptible of performance by the Best Offer Entity (for example, third party guarantees of debt, property exchanges, stock exchanges, etc.), Lessee shall, in its notice to the Best Offer Entity, propose alternative terms and conditions of Lessee which are the substantial economic equivalent of such terms and conditions and which reasonably can be expected to be performed by the Best Offer Entity. During the thirty (30) day period after receipt of written notice as aforesaid, the Lessee shall, upon request, provide the Best Offer Entity with updated Due Diligence Materials and an opportunity to further inspect and investigate the Hotel, subject to customary indemnification. If the Best Offer Entity timely elects to purchase the Hotel and/or Lease (as the case may be) within the Best Offer Entity Review Period then upon acceptance, the Best Offer Entity shall deposit, with an escrow company in the State of Hawaii mutually acceptable to the Best Offer Entity and Lessee, a sum of TEN MILLION DOLLARS ($10,000,000) which shall be nonrefundable if the transaction with the Best Offer Entity fails to close as the result of a breach by the Best Offer Entity of any term or condition of the purchase agreement (or any alternate term or condition as set forth above). In the event of such failure to close by the Best Offer Entity, its rights under this Section 11.7(d) are null and void.

               (vi) If the Best Offer Entity fails to give written notice of the Best Offer Entity's election to purchase within the Best Offer Entity Review Period or fails to provide a deposit of TEN MILLION DOLLARS ($10,000,000) within the Best Offer Entity Review Period, Lessee shall be entitled to sell, assign or transfer the Hotel and/or this Lease to any third party at a purchase price which is no less than ninety-five percent (95%) of the purchase price contained in the "Third Party Offer" (provided that if the consideration is payable over time then such consideration (inclusive of interest payments) shall be adjusted using a discount rate of ten percent (10%)) and otherwise upon the terms and conditions set forth in the Third Party Offer within fifteen (15) months following the end of the Lessee's Review Period.

               (vii) If the third party transaction to which Lessee's notice to the Best Offer Entity applied does not close for any reason then Lessee shall have the remainder of the fifteen (15) months from the end of Lessee's Review Period to sell, assign or transfer or agree to sell, assign or transfer to another third party; provided that such third party sale is completed within fifteen (15) months following the end of Lessee's Review Period, and provided, further, that, subject to the terms set forth below, the purchase price paid by the third party (which shall be paid in cash or cash equivalent) is no less than (a) ninety-five percent (95%) of the highest purchase price of the Best Offer Entity (with an adjustment of the consideration (inclusive of interest) if payable over time, using a discount rate of ten percent (10%)), or (b) ninety-five percent (95%) of the purchase price contained in the Third Party Offer (with an adjustment of the consideration (inclusive of interest) if payable over time, using a discount rate of ten percent (10%)), whichever is less. If no sale, assignment or transfer of the Hotel and/or this Lease is completed within fifteen (15) months following the end of Lessee's Review Period, then, subject to the above provisions, the rights of Maui Land & Pineapple Company, Inc. and The Ritz-Carlton Hotel Company, L.L.C. under this
Section 11.7(d) shall commence again if any time after the end of the fifteen (15) months following the end of Lessee's Review Period, Lessee intends to sell, assign or transfer the Hotel and/or the Lease or any portion thereof.

               (viii)    Within five (5) days of executing a
letter of intent with a prospective purchaser, Lessee shall notify Maui Land & Pineapple Company, Inc. of the identity of such prospective purchaser.

               (ix) Maui Land & Pineapple Company, Inc.
understands, acknowledges and agrees that the provisions of this
Section 11.7(d) are for the benefit of only Maui Land & Pineapple Company, Inc. so long as Maui Land & Pineapple Company, Inc. is the fee simple owner of the Premises and/or The Ritz-Carlton Hotel Company, L.L.C. so long as The Ritz-Carlton Hotel Company, L.L.C. is the Hotel Operator, and the provisions of this Section 11.7(d) shall not inure to the benefit of its successors or assigns unless agreed to otherwise by Lessee in its sole discretion.

          e. Notwithstanding the foregoing, Lessee may, without the consent of Lessor, operate the Hotel as a hotel and license, sublease or enter into concession agreements for use of a portion of the Premises for commercial use normally found in hotels in accordance with this Lease but in compliance with Section 8.8(a).

     11.8 Attorneys' Fees. If any action, suit or proceeding is brought by any party hereto with respect to this Lease, the prevailing party in any such action, suit or proceeding shall be entitled to recover from the other party or parties, in addition to such other relief as the court may award, all reasonable attorneys' fees and costs of suit incurred by the prevailing party in connection with such action, suit or proceeding.

     11.9 Indemnity.

          a. Lessee shall defend, indemnify and hold the Lessor harmless from and against any and all claims and demands for loss or damage, including claims for property damage, personal injury or wrongful death, arising out of or in connection with the use or occupancy of the Premises by the Lessee or any other person claiming by, through or under Lessee, or any accident or fire on the Premises, or any nuisance made or suffered thereon, or any failure of the Lessee to maintain the Premises in a safe condition, and the Lessee shall reimburse the Lessor for all costs and expenses, including reasonable attorneys' fees, paid or incurred by the Lessor in connection with defense of any such claims, including but not limited to all costs of Lessor's defense to any such claim or in any such action as well as all costs for research regarding settlement or other preventive measures which Lessor may take prior to the filing of such action or to attempt to prevent the filing of such an action.

          b. Lessor shall defend, indemnify and hold the Lessee harmless from and against any and all claims and demands for loss or damage, including claims for property damage, personal injury or wrongful death, arising out of or in connection with the use or occupancy of the Premises by the Lessor or any other person claiming by, through or under Lessor, or any accident or fire on the Premises, or any nuisance made or suffered thereon, or any failure of the Lessor to maintain the Premises in a safe condition, and the Lessor shall reimburse the Lessee for all costs and expenses, including reasonable attorneys' fees, paid or incurred by the Lessee in connection with defense of any such claims, including but not limited to all costs of Lessee's defense to any such claim or in any such action as well as all costs for research regarding settlement or other preventive measures which Lessee may take prior to the filing of such action or to attempt to prevent the filing of such an action.

     11.10 Multiple Lessees. If more than one Lessee is entering into this Lease, then all such Lessees shall be jointly and severally bound by the Lessee's covenants in this Lease and any notice given to any one such Lessee by Lessor shall be deemed to be notice upon all such Lessees.

     11.11 No Increase of Lessee's Estate. Lessee hereby waives and relinquishes any and all rights given to a lessee under Chapter 516 of the Hawaii Revised Statutes (1968), as amended from time to time, or any similar law which may be enacted at any time during the Term giving Lessee the right to expand Lessee's leasehold estate under this Lease, which the Lessee would not have under the terms of this Lease in the absence of such chapter or such law, it being understood and agreed by and between Lessor and Lessee that the provisions of such chapter or such law shall not apply to this Lease. Any attempt by Lessee or any person claiming by or through Lessee to expand its estate under this Lease pursuant to such chapter or such law shall be a breach of this Lease.

     11.12 Calendar Periods. Unless explicitly provided otherwise in this Lease, all references in this Lease to periods of time, including without limitation days, months, quarters, and years, shall mean calendar periods of time.

     11.13 Interest on All Late Payments. All payments required to be made by Lessee to Lessor or by Lessor to Lessee under this Lease which are not paid within ten (10) days of the due date for such payments required in the Lease shall bear interest at a rate equal to Lessor's Cost of Money accruing from the due date until such overdue payments are paid in full.

     11.14 Neither Lessor nor Lessee Deemed Drafter. All provisions of this Lease have been negotiated by Lessor and Lessee at "arm's length" and with full representation of their respective legal counsel and Lessor and Lessee agree that neither party shall be deemed to be the drafter of this Lease and further that in the event that this Lease is ever construed by a court of law, such court shall not construe this Lease or any provision of this Lease against either party as the drafter of the Lease.

     11.15 Successors and Assigns. All the terms, covenants and conditions of this Lease shall inure to the benefit of and be binding upon the successors and permitted assigns of the Lessor and Lessee to the same extent as said terms, covenants and conditions inure to the benefit of and are binding upon the Lessor and the Lessee, respectively.

     11.16 Lessor's Right to Sell Fee. Subject to the right of first refusal contained in Section 12.1, Lessee agrees that nothing in this Lease shall be construed to prevent the Lessor from selling, assigning or otherwise transferring all or any part of the Lessor's fee simple interest in the Premises subject to this Lease. In the event of Lessor's transfer of all of Lessor's fee simple interest in the Premises subject to this Lease, Lessee agrees that, so long as the assignee assumes in writing this Lease, any and all obligations of Lessor under this Lease not then accrued shall terminate upon the effective date of such sale and Lessee hereby releases Lessor from any obligations or covenants under this Lease which have not accrued prior to such effective date.

     11.17 Entire Agreement. This Lease constitutes the full and complete agreement of Lessor and Lessee and all other prior oral and written agreements shall be deemed to have merged into this Lease and have no further force or effect. This Lease may be amended only in writing, signed by both Lessor and Lessee.

     11.18 Consent. Where the consent or approval of the Lessor or Lessee is required by any provision of this Lease, all such approvals or consents shall be in writing and unless expressly so provided to the contrary, such consent shall not be unreasonably withheld or delayed.

     11.19 Amendment. This Lease may only be amended in writing executed by both Lessor and Lessee.

     11.20 Estoppel Certificates. Within ten (10) days of written notice from Lessor or Lessee, Lessor or Lessee shall execute, acknowledge and deliver to the other a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to the other's knowledge, any uncured defaults on the part of the other hereunder, or specifying such defaults if any are claimed, such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises.

     11.21 Time of the Essence. Time is of the essence of this Lease.

     11.22 Conveyance and Hotel Room Taxes. Lessee shall be responsible for paying any conveyance tax that may be required to be paid as a result of this Lease and any hotel room taxes
(including but not limited to taxes under the Hawaii Transient
Accommodations Tax Law).

     11.23 Short-Form Lease. Lessor and Lessee shall execute and Record or File a short form of this Lease at the same time as this Lease is executed.

                          ARTICLE XII

                       Special Provisions

     12.1 Lessee's Right of First Refusal.

          a. Sale of Fee Simple Title and/or Lease. If at any time the Lessor shall receive an offer to purchase the fee simple title to the Premises and/or its interest in this Lease, and the Lessor intends to accept such offer, or Lessor otherwise intends to sell, assign, or transfer the fee simple title and/or its interest in the Lease (other than by way of Lessor's Mortgage, which pursuant to Section 5.6 shall be subject to the rights of Lessee under this Section 12.1), then the Lessor shall give Lessee written notice of such offer or intention stating (i) Lessor's intention to sell, assign or transfer the Premises and/or this Lease to such purchaser and (ii) all of the terms and conditions of such offer, proposal or agreement; if Lessor has a proposed written agreement or offer, Lessor shall include a copy of such agreement or offer with such notice to Lessee. If any of the terms and conditions of the proposed transfer are not reasonably susceptible to performance by Lessee (for example, third-party guarantees of debt, property exchanges, stock exchanges, etc.), Lessor shall, in its notice to Lessee, propose alternative terms and conditions which are the substantial economic equivalent of such terms and conditions and which reasonably can be expected to be performed by Lessee. Lessee shall have the right within sixty (60) days after receipt of such notice within which to elect to purchase the Premises and/or this Lease (as the case may be) on terms identical (or alternate terms and conditions as set forth above) to those set forth in the notice from Lessor; with the only exception that the consummation of Lessee's purchase from Lessor shall occur on the later of the sixtieth day following the date of Lessee's acceptance or the date set forth in Lessor's notice to Lessee. If Lessee fails to give notice of Lessee's election to purchase within sixty (60) days of receipt of Lessor's notice or elects not to so purchase, Lessor shall be entitled, at any time after such failure or election, to sell the Premises and/or this Lease (as provided in Lessor's notice to Lessee) to the purchaser with respect to whom Lessor's notice to Lessee applied and upon the terms and conditions set forth in such notice within one hundred twenty
(120) days after such failure of or election by Lessee, subject to Lessee's consent as set forth above. Lessor may not, however, sell or agree to sell during that 120-day period or thereafter to a purchaser on more favorable terms and conditions without offering the more favorable terms and conditions to Lessee again under this paragraph.

          b. Sale of Interests in Addition to Fee Simple Title and/or Lease. Lessor agrees that if the offer to purchase and/or intent to sell the fee simple title to the Premises and/or Lessor's interest in this Lease is part of a transaction which includes the sale, assignment, transfer or conveyance of any other interest (whether real or personal property or intangible), Lessor will offer the fee simple title to the Premises and/or Lessor's interest in this Lease to Lessee as a separate and independent transaction from any other interests which Lessor intends to sell, assign, transfer or otherwise convey; provided, however, that neither this Section 12.1(b) nor Section 12.1(a) shall apply if the fee simple title to the Premises and/or Lessor's interest in this Lease is sold, assigned, transferred or conveyed as part of a sale, assignment, transfer or conveyance of the interests of Lessor and/or its Affiliates in multiple parcels, and such transaction involves in the aggregate one-half or more of the total number of acres of real property within the Kapalua Resort Area to which Maui Land & Pineapple Company and/or its Affiliates held fee simple title as of December 31, 1995.
The purchase price for the separate and independent interest in the fee simple title to the Premises and/or Lessor's interest in this Lease shall be the lesser of (i) the price allocated by the proposed transaction to the fee simple title to the Premises and/or Lessor's interest in this Lease as part of an offer involving more than the sale of such interest or (ii) the fair market value of the fee simple title to the Premises and/or Lessor's interest in this Lease as determined by appraisal. Lessee shall notify Lessor of its intent to proceed to appraisal, and Lessor and Lessee shall each, within twenty (20) days of Lessee's notification to Lessor of Lessee's intent to proceed to appraisal, appoint an Appraiser who is a Member of the Appraisers' Institute. The Appraiser appointed by Lessor shall be referred to as "Lessor's MAI" while the Appraiser appointed by Lessee shall be referred to as "Lessee's MAI." Lessor's MAI and Lessee's MAI shall then determine the fair market value of Lessor's fee estate in the Premises for the purpose set forth herein. If within fifteen (15) days following the appointment of Lessor's MAI and Lessee's MAI, Lessor's MAI and Lessee's MAI are unable to agree on the fair market value of Lessor's fee estate in the Premises, then the Lessor and Lessee shall within ten (10) days appoint a third appraiser who is a Member of the Appraisers' Institute ("Joint MAI"), and the majority of Lessor's MAI, Lessee's MAI, and Joint MAI shall determine the fair market value of Lessor's fee estate in the Premises within fifteen (15) days of the appointment of the Joint MAI. If either the Lessor or the Lessee fails or refuses to appoint their respective Appraiser within the time provided aforesaid, the other party shall appoint the two Appraisers who shall then determine the value of this Lease. If either the Lessor or the Lessee fails or refuses to appoint a Joint MAI as aforesaid, the Lessee shall apply to the Court having proper jurisdiction over this subject matter for the appointment of such Joint MAI who shall also be a Member of the Appraisers' Institute whereupon the majority of the three so appointed shall determine the fair market value of Lessor's fee estate in the Premises. The Appraisers shall reduce to writing and deliver to each party a statement of the fair market value of the Lessor's fee estate in the Premises and such value shall serve as fair market value of the Lessor's fee estate in the Premises for any excess proceeds. Lessor and Lessee shall each pay for the cost of their respective appraiser and shall each pay one-half (1/2) of the cost of the Joint MAI, if such appraiser is needed.

     For the purposes of this Section 12.1, any offer or sale, assignment or transfer by Lessor to any Affiliate of Lessor shall not be subject to Lessee's right of first refusal.

     12.2 Non-Competition. Lessor shall not itself develop, or permit a third party to develop, another luxury oceanfront hotel within the Kapalua Resort Area within ten (10) years after the Initial Lease Date, except for: (a) the Kapalua Bay Hotel site (including the existing hotel, any expansions, replacements or the like), (b) the adjacent Site 29 property; and (c) specialized housing such as for a health spa, international center not containing a luxury oceanfront hotel, and similar developments including condominium projects.

     12.3 Signage. During the Term hereof, Lessor shall use its best efforts to cause KRA (or where it is in Lessor's control) to erect and maintain within the Kapalua Resort Area appropriate directional signage for the Hotel as reasonably requested by the Lessee. To the extent controllable by Lessor, such rights shall not be subject to termination by a transfer of the rights of the Lessor. Any such signage shall be in compliance with KRA regulations and any applicable government rules and regulations and shall be compatible with the signage theme in the Kapalua Resort Area.

     12.4 No License of Butterfly Logo. Lessor does not grant to Lessee or the Hotel Operator any right or license, non-exclusive or otherwise, to use the butterfly logo depicted on Exhibit "C" of the Golf Course Use Agreement in connection with the operation, advertising and promotion of the Hotel or any condominium units in the Kapalua Resort Area owned or managed by the Lessee or the Hotel Operator and/or the merchandising, manufacture, promotion, sale and distribution of goods or services related thereto, at the Hotel or such condominium units, or in connection with anything else. Any such license shall be in the sole and absolute discretion of the Lessor and neither the Lessee nor the Hotel Operator shall use the butterfly logo without the prior written consent of the Lessor, which consent may be unreasonably and arbitrarily withheld.

     12.5 Additional Parking Spaces. Lessee shall have the right, for the Term hereof, to use the thirty (30) parking spaces within the parking lot on Lot 1B, as described in Exhibit "A" (the "Off-Site Parking Spaces") shown on the map of the parking lot attached hereto as Exhibit "B" and made a part hereof.
Lessor and Lessee shall mutually agree upon the location of signs and markings to identify the same.

     Throughout the Term, Lessee shall have first priority to use the Off-Site Parking Spaces for hotel parking only. At such time that Lessee chooses to exercise its right to utilize the Off-Site Parking Spaces, Lessee shall provide the Lessor with prior written notice of its intent to do so and shall specify the commencement date of its use. At all times that Lessee uses the Off-Site Parking Spaces, certain sections of the Ground Lease listed below shall apply to Lessee's use provided, however, that the interpretation and application of such sections shall be modified by substituting the term "Off-Site Parking Spaces" in place of the term "Premises" in each provision and by the fact that the parties have agreed that Lessor, and not Lessee, shall bear the obligation, at Lessor's sole expense, to repair and maintain the Off-Site Parking Spaces in good order and condition.

     Section 8.7, Waste and Unlawful Use, Section 8.9, Liens, and
Section 11.9, Indemnity, of the Ground Lease, modified as hereinbefore described, shall apply to the Off-Site Parking Spaces during any period that Lessee exercises its right to use the Off-Site Parking Spaces. In addition, during any period that Lessee exercises its right to use the Off-Site Parking Spaces, Lessee shall add the Off-Site Parking Spaces to the areas covered by the comprehensive general liability insurance policy that Lessee is required to maintain under Section 6.5 of the Ground Lease and shall provide the Lessor with evidence of such insurance coverage.

     It is understood and agreed that Lessee may for a period of time terminate its use of the Off-Site Parking Spaces by providing written notice to Lessor of its intent to do so and that Lessee shall also have the right from time to time during the Term of the Ground Lease to re-commence its use of the Off-Site Parking Spaces in the same manner and on the same conditions as described herein above. It is further understood and agreed that during any period that Lessee chooses not to exercise its right to utilize the Off-Site Parking Spaces, Lessor may use the Off-Site Parking Spaces for resort parking.




          IN WITNESS WHEREOF, the Lessor and Lessee have caused these presents to be executed as of the day and year first above written.


MAUI LAND & PINEAPPLE COMPANY,          RCK HAWAII, LLC dba RCK
INC., Lessor                                 HAWAII-MAUI, Lessee
                                        By BCM/CHI RCK Kapalua, Inc.
                                            its sole member
By  /S/DON YOUNG                        By /S/ RONALD J. KRAVIT
    Don Young                              Ronald J. Kravit
Its Executive Vice President/Resort     Its President